UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Bottomline Technologies, Inc.

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(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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BOTTOMLINE TECHNOLOGIES, INC.

325 Corporate Drive

Portsmouth, New Hampshire 03801

Notice of Annual Meeting of Stockholders

To be held on November 18, 2021

To the stockholders of Bottomline Technologies, Inc.:

The 2021 annual meeting of stockholders of Bottomline Technologies, Inc., a Delaware corporation, will be held on Thursday, November 18, 2021 at 5:00 p.m., local time, at the Sheraton Portsmouth Harborside Hotel, 250 Market Street, Portsmouth, New Hampshire 03801, for the purpose of considering and voting upon the following matters:

1.	To elect the three nominees named in the attached proxy statement as Class II directors to serve until the 2024 Annual Meeting of Stockholders;

2.	To hold a non-binding advisory vote to approve executive compensation;

3.	To ratify the selection of Ernst & Young LLP as our registered public accounting firm for the fiscal year ending June 30, 2022; and

4.	To transact such other business as may properly come before the annual meeting, including any postponements or adjournments thereof.

Our Board of Directors has no knowledge of any other business to be transacted at the annual meeting.

We are enclosing a copy of our annual report to stockholders for the fiscal year ended June 30, 2021 with the proxy statement that accompanies this notice of meeting. The annual report contains consolidated financial statements and other information of interest to you.

Holders of record of our common stock at the close of business on September 28, 2021 are entitled to receive this notice and to vote at the annual meeting.

Your vote is important. Whether or not you plan to attend the annual meeting, please vote as soon as possible.

In order to make sure that you are represented at the annual meeting, if you hold shares directly as the stockholder of record, we urge you to complete, sign and return the enclosed proxy card in the enclosed postage-prepaid envelope, or to vote by phone or internet according to the instructions on the proxy card, as promptly as possible. If the shares you own are held in “street name” by a bank or broker, such that you are the beneficial owner of your shares, you should follow the voting instructions provided to you by your bank or broker.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on November 18, 2021:

The Proxy Statement and Annual Report to Stockholders are available at www.envisionreports.com/epay for registered stockholders and www.edocumentview.com/epay for beneficial owners.

By order of the Board of Directors,
/s/ Joseph L. Mullen
Joseph L. Mullen
Chairman of the Board of Directors

October 21, 2021

Portsmouth, New Hampshire

Proxy Summary

In this Proxy Statement, we refer to Bottomline Technologies, Inc. as the “Company,” “Bottomline,” “we,” or “us” and the Board of Directors as our “Board.” This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information you should consider and you should read the entire Proxy Statement before voting.

Meeting Agenda and Voting Matters

Item	Proposal	Board Vote Recommendation
1	To elect the three nominees named in this Proxy Statement as Class II directors to serve until the 2024 Annual Meeting of Stockholders	FOR each director nominee named in this Proxy Statement
2	To hold a non-binding advisory vote to approve executive compensation	FOR
3	To ratify the selection of Ernst & Young LLP as our registered public accounting firm for the fiscal year ending June 30, 2022	FOR

Corporate Governance

The Company’s governance practices include:

✓	Separation of CEO and Chairman of the Board roles
✓	Board-Level Expertise that is Closely Aligned to Our Business Goals
✓	Lead Independent Director
✓	Standing Board Committees Comprised Solely of Independent Directors
✓	Regular Executive Sessions of Board of Directors
✓	Annual Board and Committee Self-Evaluations
✓	Annual Reviews of Committee Charters
✓	Annual Review of Corporate Governance Guidelines
✓	Stock Ownership Guidelines for Board and Senior Executives

Executive Compensation Highlights

We have designed our executive compensation program to align our compensation practices with the performance of our business and stockholder returns. We do this by providing quarterly cash bonuses tied to quarterly financial performance and the achievement of key business objectives and by granting long-term equity incentives, including performance-based long-term equity incentives. We continue to update our executive compensation program to remain competitive and to match the maturity, size, scale and growth of our business. See our Compensation Discussion and Analysis for more information about our executive compensation program.

Key Features of our Executive Compensation Program

What We Do:
✓

Annual “Say on Pay” Vote - Each year, we include a “Say on Pay” vote at our annual meeting of stockholders. Last year, votes representing 93% of the votes cast by our stockholders approved our executive compensation program.

✓

Linkage Between Performance Measures and Strategic and Operational Objectives - Our executive compensation program is designed to align compensation incentives with our strategic, business, and financial objectives and the long-term interests of our stockholders.

✓

Performance-Based Equity Incentives - In order to align equity compensation with company performance, thirty-five percent (35%) of long-term equity incentives granted to our executive officers, senior management team and employees are performance-based awards tied directly to annual subscription revenue growth which is a key metric we use in assessing our operating results.

✓

Pay for Performance - A significant percentage of our targeted annual compensation for our CEO is delivered in the form of variable compensation in the form of performance based cash bonus opportunities and performance-linked equity incentive awards.

✓

Share Ownership Guidelines - It is required that our Chief Executive Officer hold a number of shares of our common stock with a value in excess of 5x his or her annual base salary, our Chief Financial Officer hold a number of shares of our common stock with a value in excess of 3x his or her annual base salary, and our other named executive officers hold a number of shares of our common stock with a value in excess of 2x their annual base salaries, each within five years of the adoption of the stock ownership guidelines or, if later, promotion or hire.

✓

Emphasis on Future Pay Opportunity vs. Current Pay Opportunity - For fiscal 2021, all of our long-term incentive awards were delivered in the form of time-based and performance-based restricted stock awards, designed to encourage retention and stock price appreciation.

What We Don’t Do:

☒	No Guaranteed Salary Increases

☒	No Non-Performance Based Bonuses

☒	No Extensive Perquisites

☒	No Service-Based Defined Benefit Pension Plan or Other Similar Benefits

☒	No Repricing of Underwater Stock Options

Stockholder Engagement

We believe in the importance of engaging with and listening to our stockholders. We have communicated with many of our largest stockholders to solicit their feedback. We receive valuable feedback from stockholders, as well as appreciation of our ongoing outreach efforts and acknowledgment of our engagement with stockholders.

BOTTOMLINE TECHNOLOGIES, INC.

325 Corporate Drive

Portsmouth, New Hampshire 03801

Proxy Statement

For the Annual Meeting of Stockholders

To be held on November 18, 2021

Proxy and Voting Information

This proxy statement is furnished to you in connection with the solicitation of proxies by the Board of Directors of Bottomline Technologies, Inc. (the “company,” “Bottomline,” “we” or “us”) for the 2021 annual meeting of stockholders to be held on Thursday, November 18, 2021 at 5:00 p.m., local time, at the Sheraton Portsmouth Harborside Hotel, 250 Market Street, New Hampshire 03801, including any postponements or adjournments thereof (the “annual meeting”). You may obtain directions to the location of the annual meeting by writing or calling us at Bottomline Technologies, Inc., 325 Corporate Drive, Portsmouth, New Hampshire 03801, Attention: Corporate Secretary, (603) 436-0700.

The notice of the annual meeting, this proxy statement, our annual report to stockholders for the fiscal year ended June 30, 2021, which we sometimes refer to as “fiscal 2021,” and the enclosed proxy card are first being mailed to stockholders on or about October 21, 2021.

You may obtain a copy of our Annual Report on Form 10-K for the fiscal year ended June 30, 2021, as filed with the Securities and Exchange Commission, except for exhibits thereto, without charge upon written request to Bottomline Technologies, Inc., 325 Corporate Drive, Portsmouth, New Hampshire 03801, Attention: Corporate Secretary.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on November 18, 2021:

The Proxy Statement and Annual Report to Stockholders are available at www.envisionreports.com/epay for registered stockholders and www.edocumentview.com/epay for beneficial owners.

Voting of Proxies

All shares held by stockholders who are entitled to vote and who are represented at the annual meeting by properly executed proxies received prior to or at the annual meeting will be voted in accordance with the instructions indicated on the proxy card, unless it is revoked prior to the vote. If you return a proxy card but do not specify how the proxy is to be voted with respect to a particular proposal, your shares will be voted as follows: “FOR” the election of all director nominees in the case of Proposal 1 and “FOR” Proposals 2, and 3.

You may change your vote or revoke your proxy before it is used to cast a vote. If you are a stockholder of record, to change your vote or revoke a proxy you must:

•	file with the corporate secretary of the company, at or before the taking of the vote, a written notice of revocation bearing a later date than the proxy;

•	execute a later dated proxy relating to the same shares and deliver it to the corporate secretary of the company before the taking of the vote;

•	vote again by telephone or internet; or

•	attend the annual meeting and vote in person. Your attendance at the annual meeting, if you do not vote, will not be sufficient to revoke a proxy.

You should send any written notice of revocation or subsequent proxy to us at the following address: Bottomline Technologies, Inc., 325 Corporate Drive, Portsmouth, New Hampshire 03801, Attention: Corporate Secretary.

If the shares you own are held in “street name” by a bank or brokerage firm, you should follow the instructions provided by your bank or brokerage firm if you wish to change your vote or revoke your proxy.

Stockholders Entitled to Vote

Our Board of Directors has fixed September 28, 2021 as the record date for the determination of stockholders entitled to notice of, and to vote at, the annual meeting. Only holders of record of our common stock at the close of business on the record date are entitled to notice of, and to vote at, the annual meeting. On September 28, 2021, there were 45,538,294 shares of our common stock outstanding and entitled to vote. Each share of common stock will have one vote for each matter to be voted upon at the annual meeting.

Votes Required

The holders of at least a majority of the shares of our common stock issued and outstanding and entitled to vote at the annual meeting will constitute a quorum for the transaction of business at the annual meeting. Shares of common stock present in person or represented by proxy, including shares which abstain or are treated as “broker non-votes” as discussed below, will be counted for purposes of determining whether a quorum is present at the annual meeting.

If the shares you own are held in “street name” by a bank or brokerage firm, then your bank or brokerage firm, as the record holder of your shares, is required to vote your shares according to your instructions. If you do not give instructions to your bank or brokerage firm, it will still be able to vote your shares with respect to certain “discretionary” items, but will not be allowed to vote your shares with respect to “non-discretionary” items. Of the three proposals to be voted on at the annual meeting, only Proposal 3, the ratification of the selection of our registered public accounting firm, is considered to be a discretionary item on which banks and brokerage firms may vote without instructions from you. Proposals 1 and 2 are considered non-discretionary items on which banks and brokerage firms may not vote without instructions. Therefore, if you do not instruct your broker or bank representative regarding how you would like your shares to be voted, your bank or brokerage firm will not be able to vote on your behalf with respect to Proposals 1 and 2 and your shares will be treated with respect to these items as “broker non-votes.”

The affirmative vote of the holders of shares representing at least a plurality of the votes cast by the holders of our common stock entitled to vote at the annual meeting is required for Proposal 1, the election of the Class II directors. Pursuant to a majority voting resignation policy for uncontested director elections, any nominee who is an incumbent director and who receives more votes “against” than votes “for” his or her election (with abstentions and broker non-votes not counted) will be required to offer his or her resignation to our Board, with our Board then determining based on established procedures whether to accept such resignation. Our Board must make, and publicly disclose, its decision within 90 days following the certification of election results.

The affirmative vote of the holders of shares representing at least a majority of the common stock present or represented and voting on the matter is required for the approval of each of Proposal 2, the non-binding advisory vote to approve executive compensation and Proposal 3, the ratification of the selection of Ernst & Young LLP as our registered public accounting firm for the fiscal year ending June 30, 2022 (“fiscal 2022”). Broker non-votes and abstentions are not counted as votes on these matters, and therefore will have no effect on the outcome of these proposals.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information, as of September 30, 2021, regarding the beneficial ownership of shares of our common stock by (a) each person or entity known by us to own beneficially more than 5% of the outstanding shares of our common stock, (b) each of the “named executive officers,” as described in the Summary Compensation Table below, (c) each current director of the company, (d) each individual elected as a new director of the company, effective November 8, 2021 as described in “Corporate Governance-Agreement with Clearfield Capital Management and Sachem Head Capital Management”, and (e) all executive officers and current directors of the company as a group. The address of each of our directors and named executive officers is c/o Bottomline Technologies, Inc., 325 Corporate Drive, Portsmouth, New Hampshire 03801.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, which we sometimes refer to as the SEC, and generally includes voting power and/or investment power with respect to securities. As of September 30, 2021, there were 45,507,644 shares of our common stock outstanding. Shares of common stock subject to options currently exercisable or exercisable within 60 days of September 30, 2021 are deemed outstanding for purposes of computing the percentage beneficially owned by the person or entity holding the options, but are not deemed outstanding for purposes of computing the percentage beneficially owned by any other person or entity. All unvested time-based and performance-based restricted stock awards are included in each holder’s beneficial ownership as holders are entitled to voting rights upon issuance of the restricted stock awards. Except as indicated by footnote, we believe that the persons and entities named in this table, based on information provided by them, have sole voting and investment power with respect to the shares of common stock indicated.

	Shares Beneficially Owned
Name and Address of Beneficial Owner	Number		Percent
5% Stockholders
BlackRock, Inc.	6,616,930	(1)	14.5%
55 East 52nd Street
New York, NY 10055
Capital World Investors	4,682,629	(2)	10.3%
333 South Hope Street
Los Angeles, CA 90071
The Vanguard Group, Inc.	4,629,916	(3)	10.2%
100 Vanguard Blvd.
Malvern, PA 19355
Executive Officers and Directors
Robert A. Eberle	532,495		1.2%
Richard D. Booth	96,799		*
A. Bruce Bowden	101,172		*
Norman J. DeLuca	100,311		*
John F. Kelly	47,950		*
Nigel K. Savory	161,544		*
Michael J. Curran (4)	15,500		*
Kenneth J. D’Amato	15,000		*
Peter W. Gibson	42,000		*
Jennifer M. Gray	23,000		*
Philip J. Hilal (4)(5)	135,435		*
Paul H. Hough	24,000		*
Larry A. Klane (4)	—		*
Jeffrey C. Leathe	14,000		*
Joseph L. Mullen	84,855		*
Benjamin E. Robinson III	18,000		*
All executive officers and current directors as a group (13 persons) (6)	1,261,126		2.8%

*	Represents less than 1% of the outstanding shares of common stock.

(1)

These shares are held by subsidiaries of BlackRock, Inc. BlackRock, Inc. has sole voting power over 6,487,725 of the shares and sole dispositive power over all 6,616,930 shares. This information is based on Amendment No. 12 to Schedule 13G filed by BlackRock, Inc. on January 26, 2021.

(2)

Capital World Investors has sole voting power and sole dispositive power over all 4,682,629 shares. Capital World Investors (“CWI”) is a division of Capital Research and Management Company (“CRMC”), as well as its investment management subsidiaries and affiliates Capital Bank and Trust Company, Capital International, Inc., Capital International Limited, Capital International Sarl and Capital International K.K. (together with CRMC, the “investment management entities”). CWI’s divisions of each of the investment management entities collectively provide investment management services under the name “Capital World Investors.” This information is based on Amendment No. 3 to Schedule 13G filed by Capital World Investors on February 16, 2021.

(3)

The Vanguard Group, Inc. has shared voting power over 104,432 of the shares, sole dispositive power over 4,489,878 of the shares and shared dispositive power over 140,038 of the shares. This information is based on Amendment No. 10 to Schedule 13G filed by The Vanguard Group, Inc. on March 10, 2021.

(4)	On October 19, 2021, Messrs. Curran, Hilal and Klane were appointed to the Board, effective November 8, 2021.
(5)

Mr. Hilal may be deemed to beneficially own 135,435 shares of Common Stock by virtue of him being the Managing Member of Clearfield Capital Management GP LLC, which is a general partner of Clearfield Capital Management LP. The foregoing does not include additional economic exposure that Clearfield has to shares of our common stock.

(6)	Excludes Messrs. Curran, Hilal and Klane, whose appointment to the Board does not become effective until November 8, 2021.

PROPOSAL 1—ELECTION OF CLASS II DIRECTORS

We have three classes of directors, currently consisting of three Class I directors, two Class II directors and three Class III directors. At each annual meeting, directors are elected for a full term of three years to succeed those whose terms are expiring. The terms of the three classes are staggered in a manner so that only one class is elected by stockholders annually. Peter W. Gibson and Joseph L. Mullen are currently serving as Class II directors. On October 19, 2021, the Board elected Michael J. Curran as a Class II director, effective November 8, 2021. The Class II directors elected this year will serve as members of our Board of Directors until the 2024 annual meeting of stockholders and until their respective successors are elected and qualified. Proxies cannot be voted cumulatively.

The Board has nominated Mr. Gibson, Mr. Mullen and Mr. Curran for re-election as Class II directors. The persons named in the enclosed proxy will vote to re-elect Mr. Gibson, Mr. Mullen and Mr. Curran as Class II directors unless the proxy is marked otherwise. Mr. Gibson, Mr. Mullen and Mr. Curran have indicated their willingness to serve on our Board of Directors, if elected; however, if any nominee should be unable to serve, the person acting under the proxy may vote the proxy for a substitute nominee designated by our Board of Directors. Our Board of Directors has no reason to believe that Mr. Gibson, Mr. Mullen and Mr. Curran would be unable to serve if elected.

The Board recommends a vote “FOR” each of the persons nominated by the Board.

Set forth below is information about our Class II director nominees and directors whose terms will continue after the annual meeting. The information presented includes their years of service as a director as well as information each director has given us about his or her age, all positions he or she holds at the company, principal occupation and business experience for at least the last five years and directorships at other public companies for at least the last five years. In addition to the information presented below in respect of each director’s specific experience, qualifications and skills that lead the Board to the conclusion that he or she should serve as a director, we also believe that each director has a reputation for integrity, honesty and high ethical standards.

Principal Occupation, Age, Other Business Experience During the Past Five Years and Other Directorships
Class I directors (terms expiring in 2023)

Kenneth J. D’Amato

Bottomline Committees:

Lead Independent Director

Chair, Nominations & Corporate

Governance Committee

Member, Audit Committee

Other Directorships:

Manulife Investment Management

Blue Hills Bank (Nasdaq: BHBK) (prior)

Samuel Jewelers (Nasdaq: SMJW) (prior)

Hord Crystal Corporation (prior)

Mr. D’Amato, 60, has served as a director since 2014 and Lead Independent Director since 2015. Mr. D’Amato currently serves as Chair of our Nominations and Corporate Governance Committee and as a member of our Audit Committee. Mr. D’Amato brings to the Board a broad range of executive experience in asset management, capital markets, and shareholder advocacy.

Mr. D’Amato has been employed with Manulife Asset Management since 2010 and currently serves as Chief Administrative Officer and Senior Managing Director. Previously, Mr. D’Amato served as Chief Operating

Officer at Evergreen Investment Management Company from 1999 to 2009. From 1998 to 1999, Mr. D’Amato served as Investment Manager at DDJ Capital Management and from 1989 to 1998 held several positions at Hord Crystal Corporation, including President, Chief Executive Officer and Board Member.

Mr. D’Amato’s qualifications to serve on our Board include his background as an executive officer in the asset management industry for several firms, his knowledge of capital markets and investment strategies and his general business acumen. Further, given his current position as an officer in an investment firm, we believe Mr. D’Amato brings a particularly focused shareholder perspective to our Board making him well suited to serve as lead director.

Robert A. Eberle	Bottomline Committees: None Other Directorships: PointClickCare Graff Golf Non-Profit Directorships: End 68 Hours of Hunger Exeter Health Resources

Mr. Eberle, 60, has served as a director since 2000 and has served as our Chief Executive Officer since November 2006. Under Mr. Eberle’s leadership, Bottomline has become a leading provider of business payment solutions delivered across multiple geographies and markets.

Mr. Eberle previously served as our Chief Operating Officer from April 2001 to November 2006 and as our Chief Financial Officer from September 1998 to August 2004. He also held the title of President. Prior to his tenure at Bottomline, Mr. Eberle served as Executive Vice President of Telxon Corporation, a mobile computing and wireless data company. In addition, Mr. Eberle has served on the boards of a number of technology companies.

Mr. Eberle’s qualifications to serve on our Board include his nearly three decades of experience in the technology industry, including his current role as our Chief Executive Officer and his proven performance as our Chief Executive Officer since 2006.

Philip J. Hilal* * Appointed as a Director on October 19, 2021, effective November 8, 2021.	Bottomline Committees: Member, Leadership Development and Compensation Committee, effective November 8, 2021 Other Directorships: None

Mr. Hilal, 44, has been elected to the Board, effective November 8, 2021. Effective upon his election to the Board, Mr. Hilal will serve as a member of our Leadership Development and Compensation Committee. Mr. Hilal brings valuable expertise and perspective through his extensive experience in the finance and investment management industries.

Since 2015, Mr. Hilal has served as the Founder and Chief Investment Officer of Clearfield Capital Management LP, a special-situations hedge fund employing intensive fundamental research and concentrated portfolio management. Prior to launching Clearfield in 2015, Mr. Hilal worked at Kingdon Capital Management as a global generalist, managing long and short investments in equity, debt and derivative instruments across industries and geographies using a deep-fundamental-research approach. From 2003 to 2006, worked at Davidson Kempner Capital Management, where he focused on event-driven equity and credit investments. Mr. Hilal began his career at Goldman Sachs, where he held various positions including private equity, venture capital and investment banking.

Mr. Hilal’s qualifications to serve on our Board include his extensive experience in the finance and investment management industries, through which he has built a deep knowledge and understanding of the payments industry as well as his demonstrated ability to create additional shareholder value.

Jeffrey C. Leathe

Bottomline Committees:

Chair, Audit Committee

Member, Leadership Development and Compensation Committee

Other Directorships:

PureHoney Technologies

Lantos Technologies (prior)

Exeter Trust Company (prior)

Non-Profit Directorships:

Marshwood Education (prior)

Mr. Leathe, 65 has served as a director since 2005. Mr. Leathe currently serves as Chair of our Audit Committee and as a member of our Leadership Development and Compensation Committee. Mr. Leathe brings more than 30 years of experience in public company financial, strategic and operational leadership.

From 2016 to present, Mr. Leathe has been Chairman of PureHoney Technologies, Inc., a contract research firm involved in drug discovery. From June 2011 to October 2016, Mr. Leathe served as Chairman and Chief Executive Officer of Lantos Technologies, Inc., a medical imaging company. From December 2009 through February 2011, Mr. Leathe served as Chairman and Chief Executive Officer of Biocius Life Sciences, Inc. and from May 2007 to December 2009 served as Senior Vice President and Chief Financial Officer of Biotrove, Inc., companies involved in drug discovery research and clinical diagnostic testing. Since November 2004, Mr. Leathe has served as Principal of Leathe & Associates, LLC, a private financial planning and investment advisory firm, and is a registered investment advisor. From 1990 to 2003, Mr. Leathe served as Executive Vice President, Chief Financial Officer and Treasurer of Apogent Technologies, a publicly-held manufacturer of healthcare and life sciences research products. Mr. Leathe is also a certified public accountant.

Mr. Leathe’s qualifications to serve on our Board include his business experience as a senior executive officer and 13 years as an executive officer of a public company, including his experience as a principal financial officer of a public company and as a certified public accountant.

Class II directors to be

elected at the annual

meeting (terms expiring

in 2024, if elected)

Michael J. Curran* *Appointed as a Director on October 19, 2021, effective November 8, 2021.	Bottomline Committees: None Other Directorships: None

Mr. Curran, 65, has been elected to the Board, effective November 8, 2021. Mr. Curran previously served as a member of the Board from 2006 to 2016 and held the position of Chairman of the Leadership Development and Compensation Committee. Mr. Curran has extensive experience in the financial services industry.

From April 2017 to July 2021, Mr. Curran served as Lead Markets Executive at Bank of America, overseeing 91 U.S. local market teams in driving strategic initiatives supporting the brand and delivering capabilities to Bank of America clients and communities. In this position, he also led the Connecting Communities, Community Banking initiative, responsible for Bank of America’s tailored, community-centered approach to match resources with the needs of clients and small businesses in low-and moderate-income communities to help foster economic mobility. Prior to his most recent position at Bank of America, Mr. Curran served as Executive Vice President and Managing Director, Corporate Banking Services at Banco Santander from January 2009 to June 2013 and as Executive Vice President, Global Solutions Group of Sovereign Bank, from June 2007 to January 2009. From March 1995 to April 2006, Mr. Curran served as Executive Vice President, Global Treasury Services of Bank of America. Prior to his tenure at Bank of America, he was Executive Vice President at FleetBoston Financial Corporation, where he managed the bank’s Cash Management, Corporate Trust, Government Banking and Financial Institutions lines of business and was a member of the bank’s Leadership Advisory Group, Payments Council, Corporate Diversity Council, and a trustee of the FleetBoston Financial Foundation. Prior to joining FleetBoston, Mr. Curran served as the business unit manager for structured finance at Chemical Bank and held several management positions at Manufacturers Hanover Trust Co. in both New York and London.

Mr. Curran’s qualifications to serve on our Board include over 30 years of experience in the financial services industry, much of which was specifically oriented around corporate payments, cash management and technology.

Peter W. Gibson

Bottomline Committees:

Member, Leadership Development and Compensation Committee

Member, Nominations & Corporate Governance Committee

Other Directorships:

Qello Concerts (prior)

Knowledgent Group (prior)

Non-Profit Directorships:

Long Island University

Rutgers University (prior)

Mr. Gibson, 61, has served as a director since May 2016. Mr. Gibson currently serves as a member of our Leadership Development and Compensation Committee and our Nominations and Corporate Governance Committee. Mr. Gibson has extensive experience with data science and data analytics in high-growth technology firms.

Since 2020, Mr. Gibson has served as the Managing Partner of Gibson Advisory Group, a venture company that invests in innovative technology startups. From 2011 to 2018, Mr. Gibson served as Co-Chief Executive Officer at Knowledgent Group, a data science and analytics consultancy firm focused on financial services, life sciences and healthcare, which was acquired by Accenture in January 2019. From 2007 to 2009, Mr. Gibson served as a Vice President at EMC Corporation and from 1999 to 2009 Mr. Gibson served as Co-President of BusinessEdge Solutions, an IT consulting firm co-founded by Mr. Gibson and subsequently acquired by EMC Corporation, which focused predominantly on the financial services, telecommunications and life sciences industries.

Mr. Gibson’s qualifications to serve on our Board include his experience with data science and data analytics, which are important focus areas for innovative technology offerings, his experience growing and selling technology firms, his general business acumen and executive experience and his current and prior experience in the technology industry.

Joseph L. Mullen	Bottomline Committees: Chairman, Board of Directors Other Directorships: Snappii Corporation Stackry, LLC

Mr. Mullen, 69, has served as a director since 1996. Mr. Mullen has served as our Chairman since May 2007, and served as our Vice Chairman from November 2006 to May 2007. Mr. Mullen has deep expertise in payments and payment methodologies, strategic planning, sales and business leadership.

Mr. Mullen served as our Chief Executive Officer from August 2002 to November 2006, as our President from September 2000 to August 2004, and as our Chief Operating Officer from September 2000 to April 2001. From 1977 to 1989, Mr. Mullen held a variety of positions at IBM Corporation. Mr. Mullen has served as Chair of the Greater Seacoast United Way and on the Advisory Committee of The Entrepreneur Fund of New Hampshire, part of the New Hampshire Charitable Foundation, which manages more than 2,000 funds responsible for awarding $40 million in grants and scholarships annually.

Mr. Mullen’s qualifications to serve on our Board include his experience in the technology industry, particularly his expertise around payments and payment methodologies. Further, given Mr. Mullen’s prior executive experience within Bottomline, he has a deep understanding of our company and our operations.

Class III directors (terms

expiring in 2022)

Jennifer M. Gray

Bottomline Committees:

Chair, Leadership Development and Compensation Committee Member

Nominations & Corporate Governance Committee

Other Directorships:

Piscataqua Savings Bank

Non-Profit Directorships:

Sabbathday Lake Association

AlphaLoft (prior)

ProPortsmouth (prior)

Ms. Gray, 46, has served as a director since 2012. Ms. Gray currently serves as Chair of our Leadership Development and Compensation Committee and as a member of our Nominations and Corporate Governance Committee. Ms. Gray has been recognized as a 2019 New Hampshire Innovator. She brings to the Board a deep knowledge of technology talent recruitment and retention strategies.

Since 2008, Ms. Gray has served as the Founder and Chief Executive Officer of Market Street Talent, Inc., an information technology staffing and consulting company. Ms. Gray is an adept technology and business professional working with leading technology organizations on their IT staffing initiatives. Ms. Gray is an activist for promoting women in technology and is the Chair of an annual Women in Technology event produced and sponsored by Market Street Talent since 2014.

Ms. Gray’s qualifications to serve on our Board include her background as an entrepreneur and technology executive, her demonstrated ability to create innovative and successful companies and her extensive experience with technology talent recruitment and retention.

Paul H. Hough

Bottomline Committees:

Member, Audit Committee

Member, Nominations & Corporate Governance Committee

Other Directorships:

Gerson Lehrman Group (Council Member)

Non-Profit Directorships:

William Penn Charter School

Mr. Hough, 62, has served as a director since April 2017. Mr. Hough currently serves as a member of our Audit Committee and our Nominations and Corporate Governance Committee. He has extensive experience in the payments industry and financial and operational leadership expertise for financial management, financial strategy and long-range planning.

Mr. Hough served as Executive Vice President, Deputy Chief Financial Officer at American Express from 2014 to August 2018. Between 2009 and 2014, Mr. Hough served as Executive Vice President, Group Financial Officer, Global Consumer, Small Business, Merchant and Network Businesses and between 2007 and 2009, Mr. Hough served as Executive Vice President, Chief Financial Officer, Business to Business Group at American Express. Prior to 2007, Mr. Hough held several financial and general management positions at American Express.

Mr. Hough’s qualifications to serve on our Board include his experience in the payments industry, his extensive financial experience and his 34-year career at American Express in a number of senior leadership roles.

Larry A. Klane* *Appointed as a Director on October 19, 2021, effective November 8, 2021.

Bottomline Committees:

Member, Nomination & Corporate Governance Committee, effective November 8, 2021

Other Directorships:

Navient Corporation

The Real Brokerage Inc.

Goldman Sachs Bank USA

Nexi Group S.p.A (prior)

Verifone Systems Inc. (prior)

Ethoca Limited (prior)

Aozora Bank (prior)

Mr. Klane, 61, has been elected to the Board, effective November 8, 2021. Effective upon his election to the Board, Mr. Klane will serve as a member of our Nominations and Corporate Governance Committee. Mr. Klane brings significant leadership experience in the financial services industry.

Mr. Klane is a Co-Founding Principal of Pivot Investment Partners LLC, an investment firm that is exclusively focused on financial technology and financial services companies. Prior to co-founding Pivot in 2014, Mr. Klane was the Global Financial Institutions Leader at Cerberus Capital Management, where he worked to maximize the value of the firm’s financial services activities, including new transactions and existing portfolio of companies. Mr. Klane joined Cerberus from Korea Exchange Bank, a leading publicly-traded Korean commercial and retail bank, where he served as Chair and CEO. Before that, Mr. Klane was President of the Global Financial Services division of Capital One Financial Corporation.

Mr. Klane’s qualifications to serve on our Board include his decades of senior management and leadership experience in the finance industry, including in the areas of financial services and financial technology, as well as his extensive experience serving on the boards of directors and in senior leadership positions, of various public and private companies globally.

Benjamin E. Robinson III

Bottomline Committees:

Member, Audit Committee

Other Directorships:

World Acceptance Corporation

Non-Profit Directorships:

Chambers-McCain Foundation

William Penn Charter School

Johnson & Wales University (prior)

Providence Day School (prior)

Federal Reserve Board of Governors (prior)

Consumer Advisory Council (prior)

Pfeiffer University (prior)

Centralina Counsel of Governments (prior)

Roger Williams University (prior)

Mr. Robinson, 57, has served as a director since May 2016. Mr. Robinson currently serves as a member of our Audit Committee. Mr. Robinson brings a wealth of experience with large, global multi-national companies in the financial services industry.

Since September 1, 2020, Mr. Robinson has served as Chief Administrative Officer at Taylor Global, Inc., a sports and entertainment public relations firm. From 2016 to 2020, Mr. Robinson served as College Chair for the College of Business for Johnson & Wales University, Charlotte. Mr. Robinson served as Senior Vice President, Chief Administration Officer from 2013 to 2015, and as Chief Strategist from 2011 to 2012, at Prudential Annuities. From 2010 to 2011, he served as Chief Strategist at Prudential Group Insurance. From 2002 to 2010, Mr. Robinson held various positions at Bank of America including as Global Planning and Services Executive, Senior Vice President, Debit Strategy Executive, Senior Vice President, Chief Privacy Executive and Senior Vice President, Strategy Management Executive. From 1997 to 2002, Mr. Robinson held a number of executive positions at Mastercard, including President and Chief Executive Officer, Mastercard Cardholder Solutions, Chief Privacy Officer and Vice President of Public Affairs. Mr. Robinson is currently a member of the Executive Leadership Council and the Society of International Business Fellows. Earlier in his career, Mr. Robinson was a Congressional Advisor to the U.S. House of Representatives Committee on Banking, Finance and Urban Affairs. Mr. Robinson was appointed by Federal Reserve Board Chairman Alan Greenspan to serve as a member of the Federal Reserve Board, Consumer Advisory Council from 2003 to 2005, and Ebony Magazine named him one of America’s Future Leaders.

Mr. Robinson’s qualifications to serve on our Board include his significant senior leadership experience at large, global multi-national companies, his senior executive experience and his significant accomplishments and recognition in the financial services industry.

Director Compensation

Compensation for our directors is reviewed from time to time by our Chairman, our Board and its committees. Any determinations with respect to Board compensation are made by our Board of Directors.

Mr. Eberle was our sole management director during fiscal 2021 and as a management director he received no compensation for his services as a director.

Each of our non-employee directors receives a restricted stock award of 5,000 shares of our common stock upon his or her initial election to the Board and on or around the date of each annual meeting of stockholders thereafter, provided that he or she is serving as a director of Bottomline at that time. Each of these awards vests in full on the first anniversary of its respective grant date. During fiscal 2021, each of our directors other than Mr. Eberle received a restricted stock award for 5,000 shares of our common stock.

Restricted stock awards to our directors vest in full upon a change in control. Pursuant to the restricted stock agreement, a change in control is deemed to have occurred if:

•

we are acquired through a merger or consolidation which results in the company’s voting shares before the transaction retaining less than 50% of the voting power of the company or the acquiring entity after the transaction;

•	we are liquidated; or

•	all or substantially all of our assets are sold.

We reimburse our directors for expenses incurred to attend Board of Directors and committee meetings and other business related travel. In addition, directors who were formerly executive officers of the company are eligible for company-provided medical and dental insurance should they so elect. We provided this benefit to Mr. Mullen in fiscal 2021.

Each of our non-employee directors also receives annual fees as follows:

•	Each non-employee director other than Mr. Mullen receives an annual fee of $25,000 payable on the date of our annual meeting of stockholders.

•	Each non-employee director who serves as a member of the audit committee, other than the chairperson of such committee, receives an annual fee of $5,000.

•

Each non-employee director who serves as a member of the leadership development and compensation committee or the nominations and corporate governance committee, other than the chairperson of such committee, receives an annual fee of $2,500.

•	The chairperson of the audit committee receives an annual fee of $20,000.

•	The chairperson of the leadership development and compensation committee and the chairperson of the nominations and corporate governance committee each receives an annual fee of $5,000.

•	Our lead director receives an annual fee of $15,000.

Joseph Mullen Letter Agreement

On November 21, 2019, we entered into a letter agreement with Mr. Mullen (the “2019 Letter Agreement”). The 2019 Letter Agreement extends the term of Mr. Mullen’s prior letter agreement with us for an additional three years, through November 17, 2023.

Under the 2019 Letter Agreement, Mr. Mullen will serve as chairman of the Board of Directors during any periods he is appointed to such position by the Board, for a fee of $115,000 per year. Under the terms of the 2019 Letter Agreement, Mr. Mullen is also eligible to receive a restricted stock award of 5,000 shares of our common stock (or such other equity award as shall be made to our other non-employee directors) each year on the date of our annual meeting of stockholders (provided that he is serving as a director of Bottomline at that time), and these shares will vest on the first anniversary of the grant date.

If the 2019 Letter Agreement is terminated by us without cause, Mr. Mullen will be entitled to be paid a lump sum equal to the full amount due to him with respect to the remaining term of the agreement. Should Mr. Mullen’s engagement with us be terminated as a result of death or disability, as a result of involuntary termination or without cause, Mr. Mullen’s restricted stock will fully vest. In addition, in the event that, prior to November 17, 2023, a change in control of Bottomline occurs, Mr. Mullen’s restricted stock will fully vest. Mr. Mullen is also eligible to be reimbursed by us for reasonable business expenses and, until he reaches age 75, to participate in our standard U.S. health insurance plan.

The following table sets forth information concerning the compensation earned by our non-employee directors for fiscal 2021.

Fiscal 2021 Non-Employee Director Compensation

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($) (1)	All Other Compensation ($)		Total ($)
Michael J. Curran (2)	—		—			—
Kenneth J. D’Amato	50,000		225,000			275,000
Peter W. Gibson	30,000		225,000			255,000
Jennifer M. Gray	32,500		225,000			257,500
Philip J. Hilal (2)	—		—			—
Paul H. Hough	32,500		225,000			257,500
Larry A. Klane (2)	—		—			—
Jeffrey C. Leathe	47,500		225,000			272,500
Joseph L. Mullen	115,000	(2)	225,000	21,799	(3)	361,799
Benjamin E. Robinson III	30,000		225,000			255,000

(1)

As of June 30, 2021, each of our non-employee directors held 5,000 shares of unvested common stock that were granted on November 23, 2020 and that will vest on the first anniversary of the grant date. The amounts reported in this column are computed based on the closing price of our common stock on the date the awards were granted (the grant date fair value) which was $45.00.

(2)	Messrs. Curran, Hilal and Klane have been appointed to the Board, effective November 8, 2021, and therefore did not receive any compensation in fiscal 2021.

(3)	Consists of cash compensation paid to Mr. Mullen in his role as Chairman pursuant to the 2019 Letter Agreement.

(4)	Represents medical and dental insurance premiums paid by the company on behalf of Mr. Mullen.

Executive Compensation

Compensation Discussion and Analysis

Executive Summary

Oversight, review and approval of all executive compensation is discharged by the leadership development and compensation committee of our Board of Directors. There are three main elements of compensation for each of our executives: base salary, cash bonuses and awards of restricted stock. Each of these main elements of compensation are discussed in more detail below. The leadership development and compensation committee meets throughout the year and reviews overall executive compensation and overall business performance and retains the authority to adjust compensation levels or structures at any time, based on performance.

The leadership development and compensation committee oversees, reviews and approves all compensation decisions relating to our named executive officers. In the discussion that follows, “executives” or “executive officers” refers to our fiscal 2021 named executive officers who were as follows:

Mr, Robert A. Eberle	Chief Executive Officer
Mr. A. Bruce Bowden (1)	Chief Financial Officer and Treasurer
Mr. Norman J. DeLuca	Managing Director, Banking Solutions
Mr. John F. Kelly	General Manager, Legal Solutions
Mr. Nigel K. Savory	Chief Product and Growth Officer
Mr. Richard D. Booth (2)	Chief Financial Officer and Treasurer

(1)	Mr. Bowden became our Chief Financial Officer and Treasurer effective March 12, 2021.

(2)	Mr. Booth served as our Chief Financial Officer and Treasurer through March 12, 2021.

Objectives and Philosophy of Our Executive Compensation Program

The primary objectives of the leadership development and compensation committee with respect to executive compensation are to:

•	enable us to attract, retain and motivate the best possible executive talent by ensuring that our compensation packages are competitive with those offered by similarly situated companies;

•	align our executive compensation with our corporate strategies and business objectives;

•	promote the achievement of key strategic and financial performance measures; and

•	align executives’ incentives with the creation of stockholder value.

To achieve these objectives, the leadership development and compensation committee evaluates our executive compensation program with the goal of setting compensation at levels the committee believes are competitive with those of other companies of a comparable size within our industry. In addition, a portion of each executive’s compensation is tied to our overall operating performance, including both financial performance and the achievement of strategic and operational goals such as the establishment and maintenance of key strategic and customer relationships, product development initiatives and senior management team development and retention. Executives are also evaluated on their professional growth and individual contributions to the company’s success. We provide a significant portion of our executive compensation in the form of restricted stock awards that vest over time, typically four years. Further, beginning in fiscal 2021, 35% of each executive’s restricted stock award is performance-based, with vesting tied to annual subscription revenue growth which is a key metric we use in assessing our operating performance. We believe these equity awards promote the retention of our executives and align their interests with those of our stockholders since this form of compensation allows our executives to participate in the long-term success of our company as reflected in stock price appreciation and improved operating performance.

In making compensation decisions, the leadership development and compensation committee compares our executive compensation against that of a peer group of publicly traded companies. This peer group, which is reviewed and updated each fiscal year, consists of technology companies that we believe are generally comparable to our company. The companies included in this peer group for fiscal 2021 were: ACI Worldwide, Anaplan, Aspen Technology, Bill.com, Blackbaud, Cogent Communications, CommVault Systems, Cornerstone OnDemand, Coupa, Elastic, Fair Isaac Corporation, FIS, Fiserv, Guidewire Software, Mimecast, NCR, Okta, Pegasystems, Progress Software, Q2 Holdings, ServiceNow, Splunk, SS&C Technologies and Tyler Technologies. This analysis for the past several fiscal years, including the analysis completed for fiscal 2021, has shown that the overall compensation packages of our executives have been competitive with those of the peer group that we analyzed.

In addition, for purposes of assessing our Chief Executive Officer’s compensation, the leadership development and compensation committee periodically reviews the compensation packages of recently hired chief executive officers at publicly traded companies. For fiscal 2021, the companies the committee considered for this analysis were: Synaptics, ACI Worldwide, Guidewire, Tessco, Cloudera and Carbonite. The leadership development and compensation committee believes this is a useful analysis because it provides a view into current market conditions with respect to chief executive officer compensation. This analysis has generally shown our Chief Executive Officer’s compensation package to be competitive with those of the companies that we analyzed.

In February 2021 as permitted by its charter, the leadership development and compensation committee retained Equilar, an independent third party firm that provides information, data and analysis in respect of executive compensation including those of companies we identify as peer companies. The leadership development and compensation committee selected Equilar as its independent compensation consultant because of the quality of the data and information they provide. Equilar is retained only by the leadership development and compensation committee and Equilar did not provide any other services to us during fiscal 2021. The leadership development and compensation committee considered the independence of Equilar under applicable

SEC rules and listing requirements and determined that Equilar is independent and that their engagement did not raise any conflicts of interest.

In May 2021, the leadership development and compensation committee reviewed the peer compensation data that had been provided by Equilar and compared that information to the compensation levels of our executives. It is the current expectation of the leadership development and compensation committee that they will continue to use data provided by Equilar on a go-forward basis as a data point to assist in the overall assessment and evaluation of compensation to our executives.

Compensation Challenges

We face challenges in hiring and retaining our executives and other key employees due to several factors. These challenges are similar to those faced by other high-growth technology companies and make recruiting and retaining our executives and other key employees difficult. We have noted over the past year a consistently more challenging environment for recruiting and hiring employees. Competition for talented employees is becoming significantly more intense and has increased in the past year, a trend we perceive continuing into the forseeable future. Our leadership development and compensation committee philosophy is designed to address these challenges, which include:

Our environment - We are a growing, acquisitive company and we have experienced rapid changes in our geographical areas of operation and our product set. Not all executives are suited to manage or succeed in such an environment. This amplifies the value of our existing executive officers and makes recruiting new executives difficult.

Competitive industry - We operate in a very competitive industry and we anticipate this competition becoming more significant. The competition for qualified executive talent is intense. Our executives and other key employees are regularly perceived as very attractive candidates for employment with other companies and we believe our executives and other key employees are frequently targeted for employment opportunities by fintech companies, financial institutions and other technology companies. In many cases, other companies are able and willing to offer significantly higher compensation packages than we currently provide. This creates additional retention challenges for us.

Fast moving and demanding employer - We place extraordinary demands of time and attention on our executive officers and other key employees. Accordingly, the ability to attract and retain executive talent that can be successful in a complex, fast moving and demanding environment is critical.

“Say on Pay” Feedback from Stockholders

Votes representing 93% of the votes cast by our stockholders at our 2020 annual meeting of stockholders approved, in a non-binding advisory vote, our executive compensation program as described and disclosed in our 2020 proxy statement. We have considered the results of this annual “say on pay” vote, and believe it reflects our stockholders’ assessment that our compensation programs are successfully achieving their objectives. We have had consistently strong stockholder support in respect of this voting matter. The table below depicts the percentage of votes cast in each of the last five years approving, in a non-binding advisory vote, our executive compensation program:

Fiscal 2020        93%

Fiscal 2019        93%

Fiscal 2018        95%

Fiscal 2017        93%

Fiscal 2016        95%

Components of our Executive Compensation Program

The primary elements of our executive compensation program are:

•	base salary;

•	cash bonuses;

•	restricted stock awards, a portion of which require the achievement of performance conditions in order to vest;

•	insurance, retirement and other employee benefits; and

•	severance and change in control benefits.

None of our executive officers receive, nor do we have any present plan to provide, payment for personal aircraft, financial planning, supplemental retirement plans, retirement benefits or deferred compensation arrangements (other than those available to substantially all our employees, such as under our 401(k) plan or equivalent plans), country club dues, security services, estate or tax planning or split dollar life insurance policies.

We do not have any formal or informal policy or target for allocating compensation between long-term and short-term compensation, between cash and non-cash compensation or among the different forms of non-cash compensation. Instead, the leadership development and compensation committee determines what it believes to be the appropriate level and mix of the various compensation components based on recommendations from our chief executive officer, company performance against stated objectives, individual performance and overall comparisons to the comparable company analyses described above.

Base Salary

Base salary is used to recognize the experience, skills, knowledge and responsibilities required of all our employees, including our executives. When establishing base salaries, the leadership development and compensation committee considers the survey data of compensation levels in the peer group, as well as a variety of other factors such as the executive’s scope of responsibility, individual performance, prior employment experience and salary history, relative pay adjustments within the company and our overall financial performance. Base salaries are reviewed at least annually by our leadership development and compensation committee and may be adjusted from time to time based upon market conditions, individual responsibilities and company and individual performance.

Our executive officers have periodically declined to accept base salary increases in past years, or declined to accept salary increases above the percentage increase provided to our employee base generally, in order to make additional funds available to our other employees. The base salaries of our named executive officers for the fiscal years ended June 30, 2021, 2020 and 2019 are set forth in the Summary Compensation Table below. None of our executive officers received a base salary increase in fiscal 2021.

Cash Bonuses

Cash bonuses are used to compensate and align our executives toward certain financial, strategic and operational goals. The leadership development and compensation committee approves payment of quarterly cash bonuses as part of the overall compensation packages of our executive officers and retains the authority to review and adjust the overall bonus at year-end. Mr. Eberle’s cash bonus opportunity is based on a percentage of his base compensation, which for fiscal 2021 was 120% of his base compensation.

Our executive officers had annual bonus opportunities for fiscal 2021 as follows, all of which are unchanged from fiscal 2020:

Name	2021 Annual Bonus Opportunity
Robert A. Eberle	$477,360
Richard D. Booth	$200,000
A. Bruce Bowden (1)	$200,000
Nigel K. Savory (2)	$181,845
Norman J. DeLuca	$200,000
John F. Kelly	$135,000

(1)	Mr. Bowden became our Chief Financial Officer and Treasurer effective March 12, 2021.

(2)	Mr. Savory’s bonus opportunity is in British Pounds Sterling which, for this presentation, was converted to U.S. dollars at the average exchange rate of 1.347.

In September 2019, the leadership development and compensation committee reviewed the cash bonus framework for Mr. Eberle and approved a revised methodology to better align cash bonus eligibility with our most important financial and operational goals. Under this framework, 67% of Mr. Eberle’s total cash bonus opportunity is based upon reported consolidated subscription revenue growth (measured as a percentage) with growth at or above 20% necessary in order to qualify for 100% of the bonus opportunity and with the ability to receive graduated partial bonus payments for subscription revenue growth results between 10% and 20%. No bonus would be earned under the framework for subscription revenue growth below 10%. The remaining 33% of Mr. Eberle’s total annual cash bonus opportunity is determined by the leadership development and compensation committee based on our performance against key business objectives, including product development initiatives, growth in annual recurring revenue orders, execution against major customer deliverables, establishing and maintaining strategic customer and partner relationships, recruitment, development and retention of key employee talent and progress against other key strategic initiatives that may be identified from time to time. For the second, third and fourth quarters of fiscal 2021, we were required to generate at least $25 million in adjusted EBITDA in order for Mr. Eberle to earn a bonus under this framework. Mr. Eberle’s bonus methodology for fiscal 2022 does not retain this explicit requirement.

The leadership development and compensation committee may determine that a bonus above or below the amount determined under the framework is appropriate in any given period, in the context of the company’s overall performance and in consideration of other factors such as acquisitions, industry developments and overall economic conditions. Achievement against the key business objectives are reviewed and determined by the leadership development and compensation committee quarterly and this assessment is subjective.

At the end of each quarter, management prepares a summary of our performance for the quarter, including performance against the subscription revenue growth target and designated key business objectives, which accompanies Mr. Eberle’s recommendation to the leadership development and compensation committee in respect of bonuses for other executives, if any, proposed for that quarter. The leadership development and compensation committee uses the framework discussed above to evaluate Mr. Eberle’s quarterly cash bonuses.

For fiscal 2021, Bottomline achieved a 13% subscription revenue growth rate and demonstrated a high level of achievement against the key business objectives. Mr. Eberle’s total bonus payment earned under the methodology described above for fiscal 2021 was $159,120. In addition, the leadership development and compensation committee approved a discretionary bonus to Mr. Eberle of $35,880 in recognition of Mr. Eberle’s overall business leadership, performance and the achievement of key business objectives.

The quarterly bonuses for all other executive officers are recommended to the leadership development and compensation committee by Mr. Eberle based first on overall corporate performance and next based on Mr. Eberle’s assessment of their individual performance. Although the fiscal 2021 bonus framework discussed above does not apply specifically to the other executive officers, the company’s achievement of subscription revenue growth and the key business objectives are typically the key factors that affect Mr. Eberle’s assessment and his ultimate recommendation to the leadership development and compensation committee concerning bonus amounts that should be considered for approval. The final determination of bonus amounts that should be paid to any executive officer is made by the leadership development and compensation committee. As has occurred in the past, our executives declined certain cash bonuses that they would have otherwise earned under our compensation framework in order to make funds available to other employees.

Name	2017 Cash Bonus	2018 Cash Bonus	2019 Cash Bonus	2020 Cash Bonus	2021 Cash Bonus
Robert A. Eberle	$168,000	$397,300	$90,000	$380,000	$195,000
Richard D. Booth (2)	$83,000	$170,000	$53,000	$112,500	$55,250
A. Bruce Bowden (2)	$—	$—	$—	$—	$16,500
Nigel K. Savory (1)	$70,723	$154,568	$96,080	$183,771	$129,693
Norman J. DeLuca	$83,000	$370,000	$53,000	$157,500	$126,500
John F. Kelly	$61,500	$103,500	$36,000	$83,000	$52,500

(1)

Mr. Savory was paid in British Pounds Sterling, which for purposes of this presentation were converted to U.S. Dollars at the average exchange rate for the twelve months ended June 30, 2017, 2018, 2019, 2020 and 2021 of 1.268, 1.347, 1.294, 1.26 and 1.347, respectively, U.S. Dollars per British Pound Sterling.

(2)

Mr. Booth served as our Chief Financial Officer and Treasurer through March 12, 2021, and the bonus amounts above reflect bonuses earned through that date for Mr. Booth. Mr. Bowden assumed the role of Chief Financial Officer and Treasurer on March 12, 2021, and the bonus amounts above reflect bonuses earned from that date forward for Mr. Bowden.

Time-Based and Performance-Based Restricted Stock Awards

Restricted stock awards are designed to provide long-term compensation incentives to our executives. Our leadership development and compensation committee believes that consistent levels of annual restricted stock awards are the optimum vehicle to promote, create and reward long term stockholder value creation. The committee believes that a management team that knows that it has the opportunity to earn restricted stock awards and has an expectation that, with performance and achievement of business objectives, there will be an opportunity for annual stock awards is optimally aligned with stockholders and reflects a compensation philosophy that is designed to create value not just for the short term but with an essential emphasis on the longer term.

We typically make an initial award of restricted stock when a new executive is hired, after which annual awards are granted as part of the overall executive compensation program. Restricted stock awards to our executives are approved by the leadership development and compensation committee. Since awards of restricted stock are issued at no cost to the executive, they have a built-in value at the time the awards are made. Accordingly, we generally grant fewer shares of restricted stock than the number of stock options or other types of equity awards that might have been issued for a similar purpose, which helps to reduce dilution to our stockholders. To maximize the long-term incentives for our executives and to minimize the dilutive effect on existing stockholders, we consider it likely that future equity awards to our executives will continue to be in the form of restricted stock rather than stock options.

Through fiscal 2021, substantially all restricted stock awards granted to our executives have had a four year vesting term, with 25% of the shares vesting after the first year and 6.25% of the shares vesting at the end of each quarter thereafter. For all awards of restricted stock granted to our Chief Executive Officer under our 2019 stock incentive plan, the award is required to have a vesting schedule of more than three years and is further subject to a one year holding period after the vesting date before any sale or transfer of shares that have vested may take place, other than the sale of shares to cover minimum statutory tax obligations in respect of the vesting of such shares. Additionally, any award granted to any individual on or after November 16, 2016 will provide that no part of such award will vest or become exercisable prior to the first anniversary of the date such award is made or granted, except that an award may provide that it may immediately vest (or become immediately exercisable) in whole or in part upon the recipient’s death, disability, termination from the company other than for cause or upon the occurrence of a change in control event. Except in the case of death or disability and certain severance and change in control situations, vesting typically ceases on the date of termination of employment. Other than the ability to sell or transfer the shares prior to vesting, restricted stock awards generally entitle the recipient to full rights as a stockholder at the time of the award. Consistent with company policy, holders of unvested restricted shares are not entitled to receive dividends on these shares.

Restricted stock awards to our executives are evaluated annually by the leadership development and compensation committee in conjunction with the review of individual performance of our executives and the financial and operational performance of the company. This review typically occurs during our fourth fiscal quarter each year for purposes of establishing the award level for the immediately following fiscal year.

In fiscal 2019, the leadership development and compensation committee designated that 35% of Mr. Eberle’s annual restricted stock awards be subject to a performance measure tied to the achievement of subscription revenue growth rates. The leadership development and compensation committee also communicated their expectation that future stock awards to Mr. Eberle would similarly include a performance measure that would need to be met in order for the award to vest and that performance measures would apply to at least 35% of the total amount of Mr. Eberle’s annual stock awards. Aligning the performance criteria to the achievement of subscription revenue growth rates was considered appropriate given the importance of this key financial metric to the company and its shareholders.

In May 2020, the leadership development and compensation committee reviewed the alignment of our equity incentive program with overall shareholder perspectives and concluded that, beginning in fiscal 2021, 35% of the restricted shares granted to any employee, including any executive officer, be subject to a performance condition aligned to our achievement of subscription revenue growth rates. We believe this ensures compensation alignment with the achievement of a key operating metric and further aligns compensation goals with shareholder interests.

In August 2020, we granted performance-based restricted stock awards to our named executive officers with the same vesting schedule as the time-based restricted stock awards that were also granted to the named executive officers on that date, with the performance-based restricted stock awards subject to a subscription revenue growth rate performance condition in order for them to vest. Subscription revenue growth rate means the annual percentage increase in our consolidated subscription and transaction revenues for our most recently completed fiscal year, as compared to our consolidated subscription and transaction revenues in the immediately preceding fiscal year, on a constant currency basis if disclosed in that manner. As of each vesting date, if the subscription revenue growth rate for the most recently completed fiscal year is (i) 15% or greater, then 100% of the shares eligible to vest on such vesting date will vest, (ii) 10% or greater but less than 15%, then 50% of the shares eligible to vest on such vesting date will vest and (iii) less than 10%, then none of the shares eligible to vest on such vesting date will vest.

The number of time-based restricted stock awards and performance-based restricted stock awards granted to our named executive officers in fiscal 2021 are as follows:

Name	Time-Based Restricted Shares	Performance-Based Restricted Shares
Robert A. Eberle	71,500	38,500
Richard D. Booth	22,750	12,250
A. Bruce Bowden (1)	45,500	24,500
Nigel K. Savory	31,200	16,800
Norman J. DeLuca	19,500	10,500
John F. Kelly	9,750	5,250

(1)	Includes Mr. Bowden’s one-time sign on grant of 22,750 time based restricted shares and 12,250 performance based restricted shares vesting over four years from the commencement of his employment.

Vesting of Performance-Based Restricted Stock Award

In July 2019, Mr. Eberle was granted a restricted stock award, which vests as to 23.5% of the shares on the first anniversary of the date of grant and approximately 5.9% of the shares each quarter thereafter. The vesting of 35% of the shares of this restricted stock award is further subject to the level of achievement of the subscription revenue growth on a trailing four quarter basis. During fiscal 2021, the shares that were eligible to vest and subject to the performance criteria under this award vested at 93% based on the achievement of trailing four quarter subscription revenue growth rates during fiscal 2021.

Leadership Development and Compensation Committee Equity Incentive Policy Statement

The objective of our equity incentive plans is to directly align management incentives with the creation of long-term shareholder value. Our equity compensation program has been consistently applied and has been a key driver of the performance of the company and the retention success we have had with our executives and other key employees.

The leadership development and compensation committee has previously provided Mr. Eberle with a non-binding letter setting forth the committee’s philosophy on equity compensation, reviewing the results of Bottomline’s business since Mr. Eberle became Chief Executive Officer and outlining the committee’s intention and expectation for future equity awards to Mr. Eberle. The leadership development and compensation committee has adopted an Equity Incentive Policy Statement which applies the general principles set forth in Mr. Eberle’s letter to all of our executives. Neither the Equity Incentive Policy Statement nor the letter to Mr. Eberle create any binding contractual obligation or a specific award of stock to any individual, but instead set forth the fundamental objectives and philosophy underlying Bottomline’s equity compensation program.

Underpinning the Equity Incentive Policy Statement and the letter to Mr. Eberle is the principle that annual restricted stock awards should be determined based upon the number of shares granted, rather than the value of those shares. The committee believes that this results in annual awards that are predictable and that provide a consistent motivation and retention tool that is linked directly to our stock price performance. In past years, the number of shares granted to our executives has been relatively consistent; when the market price of our stock was lower, executives did not receive more shares and, similarly, as the success of the company has been reflected in an appreciated stock price, they have not received fewer shares. The committee views this as fair because executives know that if they can increase the value of the company the value of the stock grants they have received to date and will receive in the future is similarly increased. It directly aligns management incentive with the creation of shareholder value.

We believe our equity incentive compensation program has been a key factor not only in recruiting management talent to Bottomline but also in retaining our current executives and other key employees. Accordingly, it is the intention and expectation of the leadership development and compensation committee to provide the company’s executive officers with the opportunity for annual awards of restricted stock that are generally consistent with awards made to them in recent fiscal years. The leadership development and compensation committee is not obligated to make any such awards, and may modify the size of any such awards in its discretion. Factors that the committee may consider in the exercise of that discretion include, but are not limited to, the following:

•	the company’s performance;

•	the executive’s individual performance;

•	the total compensation being paid to the executive;

•	the executive’s anticipated contributions to Bottomline’s future performance;

•	the executive’s scope of responsibility;

•	the executive’s current position with Bottomline;

•	the number and size of equity awards granted to comparable executive officers by peer group companies; and

•	in the case of executives other than Mr. Eberle, Mr. Eberle’s recommendations concerning individual performance, role changes and other factors.

Equity Pool Policy

The leadership development and compensation committee has approved a formal equity pool policy providing that the annual equity pool be adjusted upwards or downwards depending upon Bottomline’s stock price (based on a 30-day trailing average as of July 1 of each year) and adjusted EBITDA and revenue results for the preceding fiscal year. The percentage change in each metric is multiplied by one-third (thus weighting each equally), and the sum of the resulting net percentage divided by two. The equity pool for the prior fiscal year is then adjusted upwards or downwards by a percentage equal to that amount, to determine the equity pool for the current year. This methodology was in place through fiscal 2021 and the leadership development and compensation committee has approved the use of this methodology through fiscal 2023 but retains the discretion to adjust the equity pool in any given year based on their on-going review and oversight.

Other Equity Matters

Prohibition on Short Sales, Hedging Transactions and Derivative Transactions

Our insider trading policy prohibits all employees, executives and directors from engaging in speculative transactions in our securities, including short sales or hedging transactions (such as purchases or sales of puts, calls, options or other derivative securities) that are designed to hedge or offset a decrease in value of our securities.

Pledging of Company Stock

During fiscal 2021, none of our executives or directors pledged company shares.

Holding Period for Equity Awards

Any equity award made or granted after November 16, 2016 to our Chief Executive Officer is subject to a one year holding period before any sale or transfer of shares that have vested may take place, other than the sale of shares to cover minimum statutory tax obligations in respect of the vesting of such shares, but otherwise we do not have any equity ownership guidelines for our executives.

Share Recycling

Our 2019 Stock Incentive Plan does not contain an evergreen provision or permit liberal share recycling. As such, (i) any shares of our common stock delivered to satisfy payment of the exercise price of an award or any applicable tax withholding obligation (including shares retained from the award creating the tax obligation) will not be added back to the number of shares available for the future grant of awards under the plan, (ii) shares of our common stock repurchased by us on the open market using the proceeds from the exercise of an award will not increase the number of shares available for future grant of awards under the plan, and (iii) the full number of shares subject to a stock appreciation right multiplied by the percentage of the stock appreciation right actually exercised will count against the number of shares available for grant, regardless of the number of shares actually issued to settle the stock appreciation right upon exercise.

Benefits and Other Compensation

We maintain broad-based benefits that are provided to all of our employees, including health and dental insurance, life and disability insurance, an employee stock purchase plan and a 401(k) plan. Executives are eligible to participate in all of our employee benefit plans, in each case on the same terms as our other employees.

During fiscal 2021, we provided supplemental executive long-term disability insurance to Mr. Eberle and Mr. Savory. In addition, we paid the premiums for private medical insurance and provided an automobile allowance to Mr. Savory. We anticipate that we will continue to provide these benefits in fiscal 2022.

From time to time, we make tickets to cultural and sporting events available to our executives and other employees for business purposes. If not utilized for business purposes, these tickets are generally made available for the personal use of our employees, including our executives.

Severance and Change in Control Benefits

Pursuant to employment and retention agreements we have entered into with our executives, the terms of our stock incentive plans and certain resolutions of our Board of Directors in connection with our equity programs, our executives are entitled to certain benefits in the event of a change in control of our company or the termination of their employment under specified circumstances, including termination following a change in control. We have provided more detailed information about these benefits, along with estimates of their value under certain circumstances, under the caption “Employment and Other Agreements and Potential Payments Upon Termination or Change in Control” below.

We believe these benefits help us compete for and retain executive talent and are generally in line with severance packages offered to executives by the companies in our peer group. We also believe that these benefits would serve to minimize the distraction caused by any change in control scenario and reduce the risk that key talent would leave the company before any such transaction closes, which could reduce the value of the company if such transaction failed to close.

Summary Compensation

The following table sets forth certain information concerning the compensation for our named executive officers. None of our executive officers received a base salary increase in fiscal 2021.

Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($) (1)	Stock Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	All Other Compensation ($) (4)	Total ($)
Robert A. Eberle,	2021	$397,800	$35,880	$5,779,400	$159,120	$41,047	$6,413,247
Chief Executive Officer	2020	$397,800	$100,000	$4,855,400	$280,000	$37,358	$5,570,558
	2019	$391,950	$—	$7,846,800	$90,000	$44,633	$8,373,383

A. Bruce Bowden (5)	2021	$108,333	$—	$3,108,000	$16,500	$2,319	$3,235,152
Chief Financial Officer	2020	$—	$—	$—	$—	$—	$—
and Treasurer	2019	$—	$—	$—	$—	$—	$—

Nigel K. Savory (6)	2021	$300,179	$—	$2,521,920	$129,693	$40,923	$2,992,715
Chief Product and	2020	$276,066	$—	$2,118,720	$183,771	$36,692	$2,615,249
Growth Officer	2019	$269,831	$—	$4,859,980	$96,080	$35,577	$5,261,468

Norman J. DeLuca	2021	$290,700	$—	$1,576,200	$126,500	$6,455	$1,999,855
Managing Director,	2020	$290,700	$—	$1,324,200	$157,500	$9,857	$1,782,257
Banking Solutions	2019	$286,425	$—	$1,881,360	$53,000	$5,114	$2,225,899

John F. Kelly	2021	$290,700	$—	$788,100	$52,500	$6,300	$1,137,600
General Manager,	2020	$290,700	$—	$662,100	$83,000	$9,165	$1,044,965
Legal Solutions	2019	$286,425	$—	$522,600	$36,000	$4,914	$849,939

Richard D. Booth (7)	2021	$217,885	$—	$1,838,900	$55,250	$8,302	$2,120,337
Former Chief Financial	2020	$295,800	$—	$1,544,900	$112,500	$11,922	$1,965,122
Officer and Treasurer	2019	$291,450	$—	$1,829,100	$53,000	$35,497	$2,209,047

(1)	Represents discretionary cash bonus awards approved by the leadership development and compensation committee.
(2)

The amounts reported in this column represent the aggregate grant date fair value of time-based and performance based restricted stock awards based on the closing price of our common stock on the date the awards were granted (the grant date fair value). The grant date fair value for the performance-based restricted stock awards assumes that the “target” level of performance is achieved, which is the highest level of performance condition achievable for the awards. These values do not reflect the values that our named executive officers will realize on the award vesting dates, which value will ultimately be dependent on our stock price on the vesting date and, in respect of shares that have a performance condition, our achievement of those conditions.

(3)

The amounts in this column reflect cash bonus awards paid to our named executive officers under our cash bonus program. See “Compensation Discussion and Analysis-Components of our Executive Compensation Program-Cash Bonuses” above for a description of this program.

(4)

These amounts consist of: our matching contributions to each executive’s retirement savings plan account; the purchase discount from the market price of our common stock at the date of purchase under our employee stock purchase plan; the portion of premiums paid by us for supplemental executive long-term disability insurance and health insurance for

Mr. Eberle; and automobile allowances, long-term disability insurance and private medical insurance premiums paid by us on Mr. Savory’s behalf.
(5)

Mr. Bowden was appointed Chief Financial Officer and Treasurer on March 12, 2021. Mr. Bowden’s compensation amounts above reflect pro-rated amounts given that he was not employed by us for the full fiscal year. Further, Mr. Bowden’s stock awards include a one-time sign on time-based restricted stock award of 22,750 shares and a one-time sign on performance-based restricted stock award of 12,250 shares.

(6)

Mr. Savory was paid in British Pounds Sterling, which for purposes of this presentation were converted to U.S. Dollars at the average exchange rate for the twelve months ended June 30, 2021, 2020 and 2019 of 1.347, 1.26 and 1.294, respectively, U.S. Dollars per British Pound Sterling.

(7)	Mr. Booth served as our Chief Financial Officer and Treasurer through March 12, 2021.

Grants of Plan-Based Awards

The following table sets forth information concerning each grant of an award made to a named executive officer during fiscal 2021 under any plan, contract, authorization or arrangement pursuant to which cash, securities, similar instruments or other property may be received. Non-equity incentive plan awards were made pursuant to our cash bonus program described in our Compensation Discussion and Analysis under the caption “Cash Bonuses”.

Fiscal 2021 Grants of Plan-Based Awards

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)
Name	Grant Date	Date of Leadership Development and Compensation Committee Action (3)	Threshold ($) (4)	Target ($) (5)	Maximum ($) (6)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#) (7)	Grant Date Fair Value of Stock Awards ($) (8)
Robert A. Eberle	8/6/2020	5/14/2020				19,250	38,500	38,500	71,500	5,779,400
			198,900	318,240	477,360
A. Bruce Bowden	3/1/2021	2/9/2020				12,250	24,500	24,500	45,500	3,108,000
			84,000	134,000	200,000
Nigel K. Savory	8/6/2020	5/14/2020				8,400	16,800	16,800	31,200	2,521,920
			76,375	121,836	181,845
Norman J. DeLuca	8/6/2020	5/14/2020				5,250	10,500	10,500	19,500	1,576,200
			84,000	134,000	200,000
John F. Kelly	8/6/2020	5/14/2020				2,625	5,250	5,250	9,750	788,100
			56,700	90,450	135,000
Richard D. Booth	8/6/2020	5/14/2020				6,125	12,250	12,250	22,750	1,838,900
			84,000	134,000	200,000

(1)

Amounts in these columns show estimates of possible threshold, target and maximum cash award amounts under our cash bonus program for fiscal 2021. Actual amounts paid are disclosed and reported in the Summary Compensation Table under the caption Non-Equity Incentive Plan Compensation. Actual amounts paid may vary substantially from the figures shown in this table due to the factors discussed in Compensation Discussion and Analysis under the caption “Cash Bonuses”.

(2)

Represents restricted stock awards that vest as to 25% of the shares on the first anniversary of the date of grant and 6.25% of the shares each quarter thereafter based on the level of achievement of our subscription revenue growth rate. The threshold amount represents the minimum number of shares that we expect will vest based on the performance criteria. The target amount represents the number of shares that will vest if we achieve our target performance criteria, which also reflects the maximum number of shares that can vest under the awards.

(3)

Annual restricted stock awards to our named executive officers are typically approved by the leadership development and compensation committee prior to the commencement of the next fiscal year, with an effective grant date of not earlier than July 1, the first date of our fiscal year. If an executive is not employed by us on July 1, they will not receive the award.

(4)

Reflects an estimate of the minimum amount that would have been earned if the minimum targets for all of the quarterly and annual financial metrics were achieved and 25% of the designated key business objectives were met.

(5)	Reflects an estimate of the amount that would have been earned if the targeted quarterly and annual financial metrics were achieved and 50% of the designated key business objectives were met.
(6)

Reflects an estimate of the maximum amount that would have been earned if the maximum targets for all of the quarterly and annual financial metrics were achieved and the designated key business objectives were met in full.

(7)

Reflects restricted stock awards subject only to time-based vesting. These shares vest as to 25% of the shares on the first anniversary of the date of grant and 6.25% of the shares each quarter thereafter.

(8)

Represents the grant date fair value of time-based restricted stock awards and performance-based restricted stock awards and is calculated by multiplying the number of shares of stock by the closing price per share of our common stock on the grant date, which was $52.54 for awards granted on August 6, 2020 and $44.40 for awards granted on March 1, 2021. The grant date fair value of performance-based restricted stock awards assumes that the target level of performance is achieved. These values do not reflect the values that our named executive officers will realize on the award vesting dates, which value will ultimately be dependent on our stock price on the vesting date and, for performance-based restricted stock awards, our achievement of the performance conditions.

Equity Awards and Holdings

The following table sets forth information concerning unvested restricted stock awards for each of the named executive officers as of June 30, 2021.

Fiscal 2021 Outstanding Equity Awards at Fiscal Year-End

	Stock Awards
Name	Stock Award Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(1)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Robert A. Eberle
	8/6/2020	71,500	2,651,220	19,250	713,790
	7/26/2019	42,059	1,559,548	11,325	419,931
	5/31/2019	31,764	1,177,809	—	—
	7/2/2018	35,294	1,308,702	—	—
	5/17/2018	17,647	654,351	—	—
	7/21/2017	12,941	479,852	—	—
A. Bruce Bowden
	03/01/2021	45,500	1,687,140	12,250	454,230
Nigel K. Savory
	8/6/2020	31,200	1,156,896	8,400	311,472
	7/26/2019	27,000	1,001,160	—	—
	2/14/2019	21,875	811,125	—	—
	7/2/2018	15,000	556,200	—	—
	7/21/2017	3,000	111,240	—	—

	Stock Awards
Name	Stock Award Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(1)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Norman J. DeLuca
	8/6/2020	19,500	723,060	5,250	194,670
	7/26/2019	16,875	625,725	—	—
	7/2/2018	11,250	417,150	—	—
	7/21/2017	1,875	69,525	—	—
John F. Kelly
	8/6/2020	9,750	361,530	2,625	97,335
	7/26/2019	8,438	312,881	—	—
	7/2/2018	3,125	115,875	—	—
	5/17/2018	10,000	370,800	—	—
	7/21/2017	937	34,744	—	—
Richard D. Booth (4)
	7/2/2018	2,187	81,094	—	—
	11/30/2017	391	14,498	—	—
	7/21/2017	625	23,175	—	—

(1)

These shares vest as to 25% of the shares on the first anniversary of the date of grant and 6.25% of the shares each quarter thereafter, with the exception of the shares granted to Mr. Eberle under the 2009 stock incentive plan on or after November 17, 2016 which vest as to approximately 23.5% of the shares on the first anniversary of the date of grant and approximately 5.9% of the shares each quarter thereafter, pursuant to time-based and performance-based conditions as applicable. In addition, as described below under “Employment and Other Agreements and Potential Payments Upon Termination or Change in Control”, the vesting of the shares granted to our named executive officers may be accelerated following employment termination or a change in control under certain circumstances.

(2)	Calculated by multiplying the number of unvested shares by $37.08, the closing price per share of our common stock on the Nasdaq Global Select Market on June 30, 2021.
(3)

The unearned performance-based restricted shares reported in this column reflect the shares that would be earned if the threshold performance conditions are achieved. The performance-based restricted stock awards vest as to 25% of the shares on the first anniversary of the date of grant and 6.25% of the shares each quarter thereafter based on the level of achievement of our subscription revenue growth rates.

(4)

We entered into a letter agreement with Mr. Booth, pursuant to which Mr. Booth agreed to serve as a special advisor for a period of four months following the effective date of his resignation as Chief Financial Officer and Treasurer of the company and to perform such functions as reasonably requested by the company, including responding to inquiries, providing historical information, or advising on business matters that were within the scope of his responsibilities during his employment with the company. In consideration, prior awards of restricted stock granted to Mr. Booth continued to vest during the term of his engagement as an advisor in accordance with the existing terms of those awards. The special advisor agreement ended on July 12, 2021.

Stock Vested in Fiscal 2021

The following table sets forth information regarding vesting of restricted stock held by the named executive officers during the fiscal year ended June 30, 2021.

Amounts shown under the column “Value Realized on Vesting” represents the number of shares of restricted stock that vested multiplied by the market value of the underlying shares on the vesting date which for fiscal 2021 ranged from $37.16 to $54.39.

Fiscal 2021 Stock Vested

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Robert A. Eberle	134,746	6,337,311
A. Bruce Bowden (1)	—	—
Nigel K. Savory	61,562	2,918,341
Norman J. DeLuca	32,500	1,562,089
John F. Kelly	23,374	1,090,080
Richard D. Booth	34,999	1,677,158

(1)	Mr. Bowden became an employee during fiscal 2021 and, accordingly, no stock awards vested during the fiscal year.

Employment and Other Agreements and Potential Payments upon Termination or Change in Control

We are party to employment agreements or similar arrangements with Mr. Eberle, Mr. Bowden, Mr. DeLuca, Mr. Kelly and Mr. Savory. The following descriptions are only a summary of these agreements and are qualified by reference to the full agreements.

In addition to the change in control provisions in such individual employment agreements, our stock incentive plans contain provisions that are applicable to all plan participants regarding the consequences of a Change in Control Event (as defined in the applicable plan). Generally, the plans provide that the vesting schedule of any unvested stock option, restricted stock award, or restricted stock unit award would be accelerated in part such that what would have otherwise become vested on any date within one year after the date of the Change in Control Event would immediately become vested. Additionally, each option, restricted stock or restricted stock unit award would immediately become free from all conditions or restrictions if, on or prior to the second anniversary of the date of the consummation of the Change in Control Event, the plan participant’s employment with the company or the acquiring or succeeding corporation is terminated for Good Reason (as defined in the applicable plan) by the participant or is terminated without Cause (as defined in the applicable plan) by the company or the acquiring or succeeding corporation. Awards that vest in whole or in part based on specified performance conditions will be deemed satisfied at the target level upon the consummation of the Change in Control Event. Awards continue to be subject to their original service-based vesting requirements (if any) and be accelerated, as applicable, as described in the preceding two sentences of this paragraph. The foregoing description is only a summary and is qualified by reference to the applicable plan.

Robert A. Eberle Employment Agreement

We entered into an employment agreement with Mr. Eberle as of September 30, 1998, which was amended as of December 23, 2008. The employment agreement automatically renews for successive three year renewal periods unless the agreement is not renewed by either us or Mr. Eberle pursuant to written notice, or is sooner terminated in accordance with its terms. Further, the employment agreement automatically renews for a three year period in the event we experience a change in control. The current renewal period under the employment agreement extends through November 21, 2023.

Under the employment agreement, a “change in control” of Bottomline would be deemed to have occurred if:

•	any person becomes the beneficial owner of more than 50% of the voting power of our outstanding securities;

•	our stockholders approve a merger or consolidation of Bottomline, subject to certain limited exceptions; or

•	our stockholders approve a plan of liquidation or a sale of all or substantially all of our assets.

In the event of a change in control, Mr. Eberle’s restricted stock will vest in full.

If Mr. Eberle’s employment is terminated by Mr. Eberle as a result of an involuntary termination (as defined below) or by us without cause (as defined below), in either case prior to a potential change in control, or if we do not renew Mr. Eberle’s agreement as provided above, all shares of Mr. Eberle’s restricted stock will vest in full, and he will be entitled to receive continuation of benefits for a period of 24 months and a lump sum payment equal to two times the sum of his then current annual salary plus two times the maximum amount of bonus he was eligible to earn for the then current fiscal year.

An involuntary termination would occur if Mr. Eberle’s duties were changed in a manner such that it resulted in a material diminution in his authority, duties or responsibilities, including his level of budget authority; his base compensation was materially reduced (other than in connection with a company-wide reduction in salaries); he no longer reported directly to the Board of Directors; his place of work was relocated by more than 50 miles; or Bottomline breached a material provision of his employment agreement.

“Cause” means, prior to a change in control of Bottomline, the discharge of Mr. Eberle resulting from:

•	a felony conviction;

•	willful and persistent failure to attend to material duties or obligations;

•	the breach of confidentiality, non-competition or similar material obligations by Mr. Eberle; or

•	an act or omission which would constitute a crime involving Bottomline’s property.

The second and third items specified above would not constitute cause after a change in control of Bottomline.

If Mr. Eberle’s employment is terminated upon or after a potential change in control, or after a change in control, either by Mr. Eberle as a result of an involuntary termination or by us without cause, all shares of his restricted stock will vest in full, and Mr. Eberle will be entitled to receive continuation of benefits for a period of 24 months and a lump sum payment equal to three times the sum of Mr. Eberle’s then annual salary plus up to three times the maximum amount of any bonus Mr. Eberle was eligible to earn for the then current fiscal year.

A “potential change in control” of Bottomline would be deemed to have occurred if:

•	we enter into an agreement that would cause a change in control;

•	any person publicly announces an intention to take any action which, if consummated, would constitute a change in control; or

•	our Board of Directors adopts a resolution to the effect that, for purposes of the employment agreement, a potential change in control has occurred.

The employment agreement also provides that, in the event of a change in control, we would pay any excise tax for which Mr. Eberle would be liable under Section 4999 of the Internal Revenue Code of 1986 (the “Code”), as a result of having received the severance benefits, as well as the amount necessary to pay all additional taxes imposed on Mr. Eberle as a result of our payment of the excise tax.

In addition, following termination of employment by us other than for cause, restricted stock held by Mr. Eberle would automatically vest in full. In the event of Mr. Eberle’s termination for death or disability, he or his estate, as applicable, would be entitled to the vesting acceleration described above, as well as the maximum bonus he was eligible to earn in the then current fiscal year.

A. Bruce Bowden Employment Agreement and Retention Agreement

Effective March 1, 2021, we entered into an employment agreement and a retention agreement with Mr. Bowden in connection with the commencement of his employment with the company on March 1, 2021. Under the terms of the employment agreement, if Mr. Bowden’s employment is terminated by the company for reasons other than cause unrelated to a change in control, as defined below, and subject to Mr. Bowden’s execution of a general release of claims against the company, Mr. Bowden will receive: (i) severance in the form of six months’ base salary continuation, (ii) six months of continued vesting of outstanding unvested equity awards, (iii) for up to six months, any difference between the premiums for health continuation coverage and the amount for which Mr. Bowden would otherwise be responsible with respect to the medical and dental coverage elected; and (iv) subject to (ii) above, the treatment of any outstanding long-term incentive awards will be determined in accordance with the terms of the long-term incentive plan and the applicable award agreements.

In the event of Mr. Bowden’s death or disability, any unvested equity grants will vest for the benefit of Mr. Bowden or his heirs, executors and estate.

Under the terms of the retention agreement, if Mr. Bowden’s employment is terminated by the company other than for cause, disability or death or by Mr. Bowden for good reason within twelve months following a change in control, as defined below, and (i) subject to Mr. Bowden’s execution of a general release of claims against the company, Mr. Bowden will receive, (a) payment of an amount equal to the sum of any accrued but unpaid base salary through the date of termination, (b) an amount equal to his base salary for the six months prior to the date of termination (“Salary Severance”), (c) 50% of his annual bonus opportunity for the most recently completed fiscal year, (d) a pro-rated portion of his annual bonus opportunity for the current fiscal year, (e) the amount of any compensation previously deferred by Mr. Bowden (together with any accrued interest or earnings thereon), (f) an amount equal to 50% of any commissions paid to Mr. Bowden over the previous 12 month period and (g) any accrued but unpaid vacation pay (collectively (a)-(g), the “Accrued Obligations”) and (ii) all shares of restricted stock and restricted stock units will vest and all outstanding stock options will become exercisable in full until the earlier of the second anniversary of the date of termination or the expiration of the original term of the stock option, subject to any contrary treatment provided in connection with the change in control that is consistent with the underlying plan that covers the stock options. Additionally, provided Mr. Bowden timely elects and remains eligible for benefits continuation pursuant to federal COBRA laws, the company will pay any difference between the premiums for health continuation coverage and the amount for which Mr. Bowden would otherwise be responsible with respect to the medical and dental coverage elected until the earlier of 12 months after the date of termination and the date on which Mr. Bowden becomes covered under another employer insurance plan that provides substantially similar in the aggregate or greater coverage than the company’s health plans. However, the company may end this benefit earlier if the company reasonably determines that the payment of these premiums would trigger taxes or penalties on the company or other participants or to the extent Mr. Bowden would be taxed on more than the amount of the premiums.

In addition, if Mr. Bowden’s employment is terminated by reason of his death or disability within 12 months following a change in control, then Mr. Bowden (or his estate, as applicable) will be entitled to payment of an amount equal to the Accrued Obligations other than the Salary Severance.

Under the retention agreement, a “change in control” of Bottomline would be deemed to have occurred if:

•

the acquisition by a person of 50% or more of either the then-outstanding shares of common stock of the company or the combined voting power of the then-outstanding securities of the company entitled to vote generally in the election of directors, subject to certain exceptions;

•	such time as the continuing directors (as defined in the retention agreement) do not constitute a majority of the Board;

•

the consummation of a merger, consolidation, reorganization, recapitalization or share exchange involving the company or a sale or other disposition of all or substantially all of the company’s assets, subject to certain exceptions; or

•	the liquidation or dissolution of the company.

Under the retention agreement, “cause” means, prior to a change in control of Bottomline, the discharge of Mr. Bowden resulting from:

•	willful failure to perform material responsibilities; or

•	willful conduct which affects the business reputation of the company.

Nigel K. Savory Service Agreement

We are party to a service agreement with Mr. Savory dated as of March 12, 2021.

Subject to the terms of the service agreement, Mr. Savory’s employment will continue until terminated by us or by Mr. Savory with at least six months’ prior written notice. We also have the right to terminate Mr. Savory’s employment on less than six months’ written notice, but in lieu of notice, we are required to pay Mr. Savory his base salary and the cost to us of any benefits he would have received during the notice period (or, if notice has already been given, during the remainder of the notice period).

During the period from March 12, 2022 until June 1, 2023 or such later date that Mr. Savory and we may mutually agree in writing prior to June 1, 2023 (the “transition period”), either we or Mr. Savory may provide written notice (the “transition notice”), that the working arrangement pursuant to the service agreement is either not working as desired or not one the party desires to continue, subject to certain exceptions in the case of Mr. Savory. In the event that either we or Mr. Savory exercises its right to serve such notice during the transition period, then, subject to Mr. Savory’s execution of a release of claims against the company, (i) we have agreed to pay Mr. Savory severance in the form of twelve months’ base salary continuation and lump sum cash payment in an amount equal to the sum of the bonus paid in the twelve months prior to the termination date multiplied by 0.5 and (ii) each outstanding equity award held by Mr. Savory as of the termination date will continue to vest until the earlier of (a) such time as it is vested in full in accordance with its terms, (b) the end of the period of 24 months following the termination date during which Mr. Savory agrees to provide services to us as a strategic adviser, (c) the date on which he commences alternative employment or engagement with another entity, subject to certain exceptions and (d) the date upon which he terminates, or materially breaches the terms of, the agreement pursuant to which he agrees to provide strategic advisory services to us. In addition, if Mr. Savory’s employment terminates (i) following his receipt of a transition notice from us and (ii) within 12 months following a change in control as defined below (and other than as a result of his death or disability), then each equity award held by him as of the termination date will immediately vest in full, and any such award that is an option will become exercisable until the earlier of the second anniversary of the termination date or the expiration of the original term of such option.

Under the service agreement, a “change in control” is defined as:

•

the acquisition by a person of 50% or more of either the then-outstanding shares of common stock of the company or the combined voting power of the then-outstanding securities of the company entitled to a vote generally in the election of directors, subject to certain exceptions;

•	such time as the continuing directors (as defined in the service agreement) do not constitute a majority of the Board;

•

the consummation of a merger, consolidation, reorganization, recapitalization or share exchange involving the company or a sale or other disposition of all or substantially all of the company’s assets, subject to certain exceptions; or

•	the liquidation or dissolution of the company.

If we terminate Mr. Savory’s employment without cause outside of the transition period (and other than as a result of Mr. Savory’s death or disability) then, subject to Mr. Savory’s execution of a release of claims against the company, (i) we have agreed to pay Mr. Savory severance in the form of twelve months’ base salary continuation and a lump sum cash payment in an amount equal to the sum of the bonus paid in the twelve months prior to the termination date multiplied by 0.5 and (ii) all outstanding equity awards held by him as of the termination date will immediately vest in full.

Under the service agreement, “cause” means among other things:

•	any act of gross misconduct;

•	conduct that may bring the company into disrepute and/or is calculated or likely prejudicially to affect its interests;

•	negligence in the performance of his duties;

•	a fundamental breach of the service agreement or serious and repeated breach of the agreement; or

•	conviction of any criminal offense.

Pursuant to the service agreement, Mr. Savory has agreed not to compete with Bottomline for a period of 12 months after the termination of his employment in any business which is competitive with our business and in respect of which his duties have been materially concerned. In addition, Mr. Savory has agreed that during this 12-month period, he will not solicit our customers, potential customers or employees with whom he had dealings during the 12 months immediately preceding termination.

Norman DeLuca Employment Agreement

We entered into an employment agreement with Mr. Deluca dated October 10, 2011 in connection with his employment with the company. Under the terms of the employment agreement, any restricted stock granted to Mr. Deluca by the company will automatically vest upon a “change in control” as defined below.

Under the employment agreement, a “change in control” of Bottomline would be deemed to have occurred if:

•	any person becomes the beneficial owner of more than 50% of the voting power of our outstanding securities;

•	our stockholders approve a merger or consolidation of Bottomline, subject to certain limited exceptions; or

•	our stockholders approve a plan of liquidation or a sale of all or substantially all of our assets.

John F. Kelly Executive Retention Agreement

We entered into an executive retention agreement with Mr. Kelly dated August 5, 2016. Under the terms of the retention agreement, if Mr. Kelly’s employment is terminated by the company without “cause” or by Mr. Kelly for “good reason” within 12 months following a “change in control” (each term as defined in the agreement), then (i) Mr. Kelly will be entitled to payment of an amount equal to the sum of any accrued but unpaid base salary through the date of termination, an amount equal to his base salary for the six months prior to the date of termination (“Kelly Salary Severance”), 50% of his annual bonus opportunity for the most recently completed fiscal year, a pro-rated portion of his annual bonus opportunity for the current fiscal year, the amount of any compensation previously deferred by Mr. Kelly (together with any accrued interest or earnings thereon), an amount equal to 50% of the commissions paid to Mr. Kelly over the previous 12 month period and any accrued but unpaid vacation pay (collectively, the “Kelly Accrued Obligations”) and (ii) all shares of restricted stock will vest and all outstanding stock options will become exercisable in full until the earlier of the second anniversary of the date of termination or the expiration of the original term of the stock option, subject to any contrary treatment provided in connection with the change of control that is consistent with the underlying plan that covers the stock options. Additionally, for 12 months after the date of termination Mr. Kelly will continue to receive standard employment benefits for himself and his family at least equal to those that would have been provided to Mr. Kelly if his employment had not been terminated.

In addition, if Mr. Kelly’s employment is terminated by reason of his death or disability within 12 months following a “change in control” (as defined in the agreement), then Mr. Kelly (or his estate, as applicable) will be entitled to payment of an amount equal to the Kelly Accrued Obligations other than the Kelly Salary Severance. If Mr. Kelly voluntarily terminates his employment within 12 months following a “change in control”, excluding a termination for “good reason”, or if his employment is terminated by us for “cause” within 12 months following a “change in control” (each term as defined in the agreement), then Mr. Kelly will be entitled to payment of an amount equal to the sum of his annual base salary through the date of termination and the amount of any compensation previously deferred by Mr. Kelly.

The table below shows estimates of the benefits potentially payable to each of our named executive officers if his employment terminated under certain circumstances or as a result of a change in control event. The amounts below are calculated on the assumption that the employment termination or change in control took place on June 30, 2021, the last business day of fiscal 2021.

Name	Base Salary ($)	Bonus ($)(2)	Accelerated Vesting of Restricted Stock ($)(3)	Benefits ($)	Total ($)
Robert A. Eberle

–change in control	—	—	10,098,923	—	10,098,923

–involuntary termination or termination without cause prior to a potential change in control, or non-renewal of employment agreement by company (1)(4)	795,600	954,720	10,098,923	75,724	11,924,967

–involuntary termination or termination without cause upon or after a potential change in control or change in control (4)	1,193,400	1,432,080	10,098,923	75,724	12,800,127

–termination as a result of death or disability	—	477,360	10,098,923	—	10,576,283

A. Bruce Bowden

–termination for reasons other than cause (1)	162,500	—	—	14,610	177,110

–termination as a result of death or disability (1)	—	—	2,595,600	—	2,595,600

–termination without cause or for good reason within 12 months following a change in control	162,500	33,333	2,595,600	—	2,791,433

–termination due to death or disability within 12 months following a change in control	—	33,333	2,595,600	—	2,628,933

Nigel K. Savory

–termination without cause or termination without cause within 12 months following a change in control (5)(6)	315,333	64,847	4,259,565	—	4,639,745

Norman J. DeLuca

–change in control	—	—	2,224,800	—	2,224,800

John F. Kelly

–termination without cause or for good reason within 12 months following a change in control	145,350	67,500	1,370,477	21,799	1,605,126

–death or disability within 12 months following a change in control	—	67,500	—	—	67,500

(1)	Assumes no change in control takes place.

(2)	This amount would be reduced by any bonus amounts previously paid to the named executive officer for fiscal 2021.
(3)	Calculated by multiplying the number of shares subject to accelerated vesting by $37.08, the closing price per share of our common stock on the Nasdaq Global Select Market on June 30, 2021.
(4)	For purposes of calculating Mr. Eberle’s bonus in a termination without cause scenario, we have assumed his earned bonus equals his maximum bonus opportunity.
(5)

Assumes that we make a severance payment in lieu of six months’ notice and that Mr. Savory executes a release of claims against the company with us in connection with the termination of his employment.

(6)

Mr. Savory is paid in British Pounds Sterling. For purposes of this presentation, salary, target bonus and benefits were converted to U.S. Dollars at the average exchange rate for the twelve months ended June 30, 2021 of 1.347 U.S. Dollars per British Pound Sterling.

Pay Ratio Disclosure

We are providing the following information about the relationship of the annual total compensation of our Chief Executive Officer to the median of the annual total compensation of our other employees.

A significant portion of the total compensation to our Chief Executive Officer is comprised of awards of restricted stock which vest over a period of four years or more and which serve to provide a long-term compensation incentive. The value reported as compensation for awards of restricted stock is based on the fair value of our common stock on the date the awards were granted. There is no assurance that our Chief Executive Officer will actually realize that value with respect to shares granted, since the underlying awards vest over a long period of time.

Our leadership development and compensation committee has determined that restricted stock awards are the most appropriate vehicle to promote, create and reward long-term stockholder value creation. Approximately 90% of the total annual compensation reported for our Chief Executive Officer for fiscal 2021 relates to awards of restricted stock that have not yet vested. These awards were valued based on the closing price of our common stock on the date the awards were issued to our Chief Executive Officer. For fiscal 2021, the annual total compensation of our median employee (other than our Chief Executive Officer) was $106,288. Based on this information, we estimated a ratio of 60 to 1 for the annual total compensation of our Chief Executive Officer to the median of the annual total compensation of all other employees for fiscal 2021.

The pay ratio reported above is a reasonable estimate prepared under applicable SEC rules. The pay ratio reported by other companies may not be comparable to the pay ratio we calculated, as other companies have different employee populations and compensation practices and may use different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

Methodology

We selected June 30, 2021 as the determination date for identifying our median employee. All individuals employed by us as of that date, whether on a full-time, part-time or seasonal basis, were included in our employee population unless they were excluded under the de minimis exemption discussed below.

At June 30, 2021 we employed 2,344 individuals. The de minimis exemption allows us to exclude up to 5% of our total employees who are non-U.S. employees. Accordingly, in identifying the median employee, we excluded 101 employees (representing 4.3% of our total employees) who were employed in the following countries:

Excluded Jurisdiction	Employees	Excluded Jurisdiction	Employees

Australia	15	Ireland	1

Belgium	2	Kosovo	24

China	3	Malaysia	1

France	12	Netherlands	3

Germany	6	Singapore	29

Indonesia	3	Thailand	2

We determined the median employee from the remaining workforce of 2,243 employees (excluding our Chief Executive Officer) based on total compensation using the same methodology we used to calculate the total compensation reported for our named executive officers in the “Summary Compensation Table” included elsewhere in this proxy statement.

The average U.S. dollar exchange rate for the fiscal year ending June 30, 2021 was applied to any compensation denominated in a foreign currency.

Tax Considerations

Prior to the enactment of the U.S. Tax Cuts and Jobs Act (the “Tax Act”), Section 162(m) of the Code and guidance issued thereunder generally disallowed a tax deduction to public companies for certain compensation in excess of $1 million paid to the company’s Chief Executive Officer and the three most highly compensated executive officers other than the Chief Executive Officer and the Chief Financial Officer. Certain compensation, including qualified performance-based compensation, was not subject to the deduction limit if certain requirements were met.

Effective as of fiscal 2019, the Tax Act eliminated the qualified performance-based compensation exception in excess of $1 million under Section 162(m) of the Code, subject to transition relief for certain binding contracts in effect on November 2, 2017, provided they are not materially modified. The Tax Act also expanded the definition of covered employees to include the Chief Financial Officer plus any individual who has previously been a covered employee in a tax year after December 31, 2016, even after the individual no longer holds the position.

The leadership development and compensation committee reviews the potential effect of Section 162(m) periodically and uses its judgment to authorize compensation payments that may be subject to the limit when the leadership development and compensation committee believes such payments are appropriate and in the best interests of the company and its stockholders, after taking into consideration changing business conditions and the performance of its executive officers.

Leadership Development and Compensation Committee Report

The leadership development and compensation committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with Bottomline’s management. Based on this review and discussion, the leadership development and compensation committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

By the Leadership Development and Compensation Committee of the Board of Directors of Bottomline Technologies, Inc.

Jennifer M. Gray, Chair

Peter W. Gibson

Jeffrey C. Leathe

Leadership Development and Compensation Committee Interlocks and Insider Participation

During fiscal 2021, Ms. Gray and Messrs. Gibson and Leathe each served as members of the leadership development and compensation committee of our Board of Directors. During fiscal 2021, no executive officer of Bottomline served as a director or member of the compensation committee (or other committee serving an equivalent function) of any other entity whose executive officer served as a director or member of our leadership development and compensation committee.

Equity Compensation Plan Information

The following table provides information about the securities authorized for issuance under our equity compensation plans as of June 30, 2021:

	(a)	(b)	(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)).
Equity compensation plans approved by security holders (1) (2)	—	$—	6,625,956
Equity compensation plans not approved by security holders (3)	1,109	6.89	—

Total	1,109	$6.89	6,625,956

(1)

Consists of the following equity compensation plans: the 2000 Employee Stock Purchase Plan, as amended (the “2000 ESPP”), the 2019 Stock Incentive Plan and the 2018 Israeli Special Purpose Stock Plan. Shares of common stock are available for future issuance only under the 2000 ESPP, the 2019 Stock Incentive Plan and the 2018 Israeli Special Purpose Stock Plan.

(2)

Consists of 1,538,532 shares issuable under the 2000 ESPP in connection with current and future offering periods under such plan, 5,065,115 shares currently issuable under the 2019 Stock Incentive Plan and 22,309 shares currently issuable under the 2018 Israeli Special Purpose Stock Plan.

(3)

The amount reported consists of outstanding stock options issued by Andera, Inc. under the Andera, Inc. 2010 Stock Option/Stock Issuance Plan (the “Andera Plan”) and assumed by the company, on an as-converted basis (the “Assumed Awards”). Each Assumed Award continues to have the same terms and conditions in effect prior to the acquisition of Andera, except that the number of shares to be received upon exercise of such option and the exercise price of such options were adjusted in accordance with the transaction terms. The Andera Plan has expired and the only outstanding awards under that plan are the outstanding stock options reported above.

Certain Relationships and Related Person Transactions

Jason Mullen and Bob Mullen, a son and brother, respectively, of the Chairman of our Board Joseph L. Mullen, are employed by the company. The compensation packages for Jason Mullen and Bob Mullen are comparable to the compensation of Bottomline employees holding similar positions, and they are entitled to participate in other employment benefits that are standard for all of Bottomline’s employees. The total compensation earned during fiscal 2021, including base salary, commissions, bonus and equity compensation (based on grant date stock values), did not exceed $550,000 for either of these individuals.

Policies and Procedures for Related Person Transactions

Our Board of Directors has adopted written policies and procedures for the review of any transaction, arrangement or relationship in which Bottomline is a participant, the amount involved exceeds $120,000, and one of our executive officers, directors, director nominees or 5% stockholders (or their immediate family members), each of whom we refer to as a “related person,” has a direct or indirect material interest.

If a related person proposes to enter into such a transaction, arrangement or relationship, the related person must report the proposed transaction to our chief financial officer. The policy calls for the proposed transaction to be reviewed and, if deemed appropriate, approved by the audit committee. Whenever practicable, the reporting, review and approval will occur prior to entry into the transaction. If advance review and approval is not practicable, the audit committee will review, and, in its discretion, may ratify the related person transaction. The policy also permits the chairman of the audit committee to review and, if deemed appropriate, approve proposed related person transactions that may arise between audit committee meetings, subject to ratification by the full audit committee at its next meeting. Any related person transactions that are ongoing in nature are reviewed annually by the audit committee.

A related person transaction reviewed under our policy will be considered approved or ratified if it is authorized by the audit committee after full disclosure of the related person’s interest in the transaction. The audit committee will review and consider such information regarding the transaction as it deems appropriate under the circumstances.

The audit committee may approve or ratify the transaction only if it determines that, under all of the circumstances, it is in Bottomline’s best interests. Further, the audit committee may impose any conditions on the transaction that it deems appropriate.

In addition to the transactions that are excluded by the instructions to the SEC’s related person transaction disclosure rule, the Board has determined that the following transactions do not create a material direct or indirect interest on behalf of related persons and, therefore, are not related person transactions for purposes of this policy:

•

interests arising solely from the related person’s position as an executive officer of another entity (whether or not the person is also a director of such entity) that is a participant in the transaction, where (a) the related person and all other related persons own in the aggregate less than a 10% equity interest in such entity, (b) the related person and his or her immediate family members are not involved in the negotiation of the terms of the transaction and do not receive any special benefits as a result of the transaction, and (c) the amount involved in the transaction equals less than the greater of $200,000 or 25% of the annual consolidated gross revenues of the other entity that is a party to the transaction; and

•	a transaction that is specifically contemplated by provisions of Bottomline’s charter or bylaws.

The policy also provides that transactions involving compensation of executive officers shall be reviewed and approved by the leadership development and compensation committee in the manner specified in its charter.

Our employment of a son and a brother of Mr. Mullen, which is described above, was disclosed to our audit committee as part of our annual update with respect to related person transactions.

Corporate Social Responsibility and Sustainability

We believe that our commitment to responsible corporate citizenship is reflected through our employees, our corporate culture and, ultimately, through our actions. We believe that giving back to and enriching the communities in which we live and work is important to our own long term success. We organize numerous employee volunteer efforts and campaigns to support the communities in which we operate. We have been fortunate to receive civic and community recognition such as the Granite State Award in recognition of our strong record of community support. The Granite State Award is awarded to citizens, agencies, corporations and foundations of the state of New Hampshire whose achievements and or extraordinary service have made significant contributions to the state. We are a “Best Company to Work For” hall of fame member and have similarly been recognized by the likes of the Thames Valley Business Magazine in the U.K. as a “Best Company to Work For”. We are consistently recognized for our sponsorship and involvement in numerous charitable and volunteer programs that positively impact our communities.

On an annual basis we prepare and our Board of Directors reviews a Corporate Social Responsibility and Sustainability Report summarizing our progress toward and commitment to these principles. This report is shared with customers and prospective customers, employees and prospective employees and partners and posted on our website.

Philanthropy and Charitable Giving

Being an active participant in our community is a fundamental responsibility. Giving back to the communities where our employees work and live and to making the world a better place is a theme that runs throughout our business. This commitment is exemplified by the number of employees involved in charitable organizations around the world as well as the support we have provided to charitable organizations over the years. In fiscal 2021 over 500 individual charities that we supported were selected by our employees through our Employee Choice Giving Program. This helps ensure that funds are directed to charities that are local to where we live and work. Annually, our employee volunteers organize a “Race-for-a-Cause” through which we select a local charity, or group of charities, as the recipients of all proceeds raised. In fiscal 2021 we had race participation in seven countries and proceeds raised were directed to six charities.

Sustainability

Sustainability is exemplified through our products, customer interactions and employee engagement. The core of our business is to help organizations transition from paper checks to electronic payments, which in and of itself has a significant environmental impact. Launched in 2009, the Bottomline Technologies Think Green Award program is designed to spotlight customer organizations that reduce paper in their payment, invoice and transactional document processes. Recipients of this award over the past decade include Cigna, Sunlife, Greystone Healthcare Management, Washington Prime Group and Taubman Centers. Our physical office locations offer both single-stream recycling and electronic recycling, and we continue to improve our environmental footprint by recycling materials during construction and renovation of our properties. During remodeling initiatives, our environmental commitment is to ensure that the maximum amount of material possible from demolition is diverted from landfills and is instead sorted and recycled or donated to non-profit organizations. We use sensored lighting and zone occupancy sensors to minimize utility costs, variable frequency drive fans to more accurately modulate airflow with space demands, return air ducts for more efficient and accurate movement of conditioned air and return airflow and web-based building control systems to monitor for HVAC optimization. We also utilize energy saving appliances, windows and doors, as well as furnishings and carpet made with recycled materials and on-site water purification systems to reduce the number of plastic bottles used. As part of our commitment to sustainability, electronic vehicle charging stations are available at our U.S. and Europe, Middle East and Asia-Pacific headquarters.

Our cloud computing products have a significant positive impact on the environmental footprint as compared to traditional hardware and software delivery models. We partner with entities, such as for our data center operations, that operate with high energy efficiency standards and with a long-term goal of using 100% clean and renewable energy. Our data centers deploy green technologies such as adaptive control systems to reduce power consumption and increase cooling capacity, ASHRAE thermal guidelines to optimize interior temperatures, cold-hot aisle containment measures, energy-efficient lighting systems and variable frequency drives that save energy by reducing power draw to match lower system loads.

Corporate Governance

Our Board of Directors shares our core values and believes that strong corporate governance practices are important to ensure that Bottomline is managed for the benefit of its stockholders over the long term. This section describes key corporate governance practices that we have adopted. Complete copies of the committee charters and code of conduct described below are available on our website at www.bottomline.com. Alternatively, you can request a copy of any of these documents by writing to Bottomline Technologies, Inc., 325 Corporate Drive, Portsmouth, New Hampshire 03801, Attention: Corporate Secretary.

Board Leadership Structure

We have separated the roles of chief executive officer and chairman of our Board of Directors in recognition of the differences between these two positions. Our chief executive officer is responsible for setting the strategic direction of our business and overseeing the day to day operation of the company. The chairman of the Board provides guidance to our chief executive officer, sets the agenda for Board meetings and presides over meetings of the Board as the Board fulfills its fundamental role of providing advice to, and oversight of, management. We also have a lead director who serves as the chairman of our nominations and corporate governance committee. In this role, the lead director provides oversight and long-term planning for board composition and governance related initiatives. We believe that the presence of a lead director helps ensure a focused shareholder perspective within our Board.

Risk Oversight

We, like all businesses, face a number of risks that include economic risks, operational risks and legal risks. Our management team is responsible for addressing and responding to the day to day risks we face, while our Board of Directors as a whole has responsibility for the oversight of risk management.

The Board believes that open communications between management and the Board of Directors is essential for effective risk management and oversight. The chairman of our Board meets regularly with our chief executive officer to discuss corporate strategy and the risks facing our company. The Board periodically holds strategic planning sessions with members of the senior management team to discuss strategies, challenges, risks and opportunities of the company. The Board of Directors also reviews cyber security matters quarterly. In addition, at least once a year the Board conducts a special meeting entirely focused on cyber security risk and readiness.

While our full Board is ultimately responsible for risk oversight, our three standing Board committees assist the Board in fulfilling its responsibilities in certain areas of risk, as follows:

•	Our audit committee provides the principal oversight in respect of financial reporting and internal financial controls

•

Our leadership development and compensation committee provides the principal oversight in respect of our executive compensation policies and programs and the development of the company’s senior leadership

•

Our nominations and corporate governance committee provides the principal oversight in respect of our Board organization, membership and structure, succession planning for our directors and chief executive officer and corporate governance

Our Board is regularly informed by the respective committee chairmen of any particular risks evaluated at the committee level.

Compensation Risk

We believe that risks arising from our compensation policies and practices are not reasonably likely to have a material adverse effect on our company, as we believe we have allocated compensation among base salary and short- and long-term compensation opportunities in a manner that does not encourage excessive risk taking. We have reached this conclusion based on the following factors:

•

Base salaries, including those of our executive officers, are fixed and based on the respective responsibility of the individual. Base salaries are designed to provide a steady income, regardless of our stock price performance, so that our employees and executives do not feel pressured to focus exclusively on stock price performance to the detriment of other important business metrics.

•

Short-term compensation opportunities, which are predominantly cash bonuses, including cash bonuses to our executive officers, are first based on company-wide objectives rather than on the objectives of a specific operating geography or operating segment. We believe this encourages decision making that is in the best interest of our company and stockholders as a whole. Further, we believe that considering the operating performance of the company as a whole is a balanced approach for assessing performance. For example, using company-wide metrics encourages decision making that considers more than just revenue targets, thus ensuring that our focus is not purely on sales levels without regard to cost structure.

•

Long-term compensation opportunities are predominantly equity-based awards such as restricted stock, that generally vest over four years. Beginning in fiscal 2021, a portion of any award of restricted stock requires the achievement of specific subscription revenue growth results in order to vest in full or in part; subscription revenue growth is one of the key metrics that we use in assessing and discussing our operating performance. We believe that this structure encourages our employees, including our executive officers, to make decisions that are in the best long-term interests of our company as a whole since the ultimate value of these awards is realized through a sustained stock price and stock price appreciation over the long-term.

Board Determination of Independence

Our Board of Directors has determined that all of our current directors other than Mr. Eberle are independent under applicable Nasdaq and SEC rules. In making this assessment our Board has determined that none of our current directors has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Meetings

Our Board of Directors held five meetings, including by telephone and video conference, during fiscal 2021. The leadership development and compensation committee of our Board of Directors held four meetings, including by telephone and video conference, during fiscal 2021. The audit committee of our Board of Directors held twelve meetings, including by telephone and video conference, during fiscal 2021. The nominations and corporate governance committee of our Board of Directors held three meetings during fiscal 2021. Our directors regularly meet without management present during our Board meetings.

During fiscal 2021, all of our directors attended at least 75% of the aggregate of the meetings of the Board of Directors and meetings of the committees on which they served, if any, during the period that they served on our Board of Directors or any such committees. We encourage our directors to attend our annual meeting of stockholders. Five members of our Board of Directors attended our 2020 annual meeting of stockholders.

Board Committees

Our Board of Directors has established three standing committees: audit, leadership development and compensation, and nominations and corporate governance. Each committee operates under a charter that has been approved by our Board. Current copies of each committee’s charter are posted under the Corporate Governance heading in the Investor section of our website, www.bottomline.com.

Our Board of Directors has determined that all of the members of each of the Board’s three standing committees are independent as defined under the rules of the SEC and the Nasdaq Stock Market, including, in the case of all members of the audit committee, the independence requirements under Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in the case of all members of the leadership development and compensation committee, the independence requirements under Rule 10C-1 of the Exchange Act.

All of our standing Board committees, as well as the full Board, have the authority to retain independent advisors without management approval.

Audit Committee

The audit committee’s responsibilities include:

•	appointing, approving the compensation of, and assessing the independence of our registered public accounting firm;

•	overseeing the work of our registered public accounting firm, including through the receipt and consideration of certain reports from the registered public accounting firm;

•	reviewing and discussing with management and our registered public accounting firm our annual and quarterly financial statements and related disclosures;

•	monitoring our internal control over financial reporting, disclosure controls and procedures and code of business conduct and ethics;

•	overseeing procedures for the receipt and retention of accounting related complaints and concerns;

•	meeting independently with our registered public accounting firm and management;

•	overseeing our compliance with the Federal Financial Institutions Examination Council (FFIEC); and

•	preparing the audit committee report required by SEC rules which is included in this proxy statement.

Our Board of Directors has determined that Mr. Leathe is an “audit committee financial expert,” as defined in Item 407(d)(5) of Regulation S-K.

Leadership Development and Compensation Committee

The leadership development and compensation committee’s responsibilities include:

•	annually reviewing and approving corporate goals and objectives relevant to chief executive officer compensation;

•	working with management to develop and implement programs to retain employee talent;

•	overseeing the performance of our chief executive officer and our other executive officers;

•	determining the chief executive officer’s compensation;

•	reviewing and approving the compensation of our other executive officers;

•	overseeing and administering our incentive compensation and equity-based plans;

•	reviewing and making recommendations to the Board with respect to director compensation; and

•	reviewing and monitoring the development of executive officers and the broader senior leadership team.

The leadership development and compensation committee may delegate its authority to management to grant awards pursuant to its equity-based plans. The leadership development and compensation committee has delegated to Mr. Mullen and Mr. Eberle, acting jointly, the authority to make grants of restricted stock and stock options from the authorized pool under our 2019 Stock Incentive Plan and our 2018 Israeli Special Purpose Stock Plan other than, in each case, awards to executive officers whose awards must always be authorized by the leadership development and compensation committee. The leadership development and compensation committee also retains the authority to make additional equity awards in its discretion.

Nominations and Corporate Governance Committee

The nominations and corporate governance committee’s responsibilities include:

•	identifying individuals qualified to become Board members;

•	recommending to the Board the persons to be nominated for election as directors and to each of the Board’s committees;

•	developing and recommending to the Board corporate governance principles; and

•	overseeing the evaluation of the Board.

In addition to our standing committees described above, in October 2021, our Board of Directors formed a new strategy committee in connection with our entry into an agreement with Clearfield Capital Management LP and Sachem Head Capital Management LP described herein. See “Corporate Governance—Agreement with Clearfield Capital Management and Sachem Head Capital Management” for additional information regarding such agreement. The strategy committee is responsible for evaluating and making recommendations with respect to our market position and strategy, acceleration of subscription revenue growth and opportunities to create additional shareholder value.

Director Candidates and Board Diversity

The process followed by the nominations and corporate governance committee to identify and evaluate director candidates includes requests to Board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the committee and the Board. In considering whether to recommend any particular candidate for inclusion in the Board’s slate of recommended director nominees, the nominations and corporate governance committee will apply the criteria included in the committee’s charter. These general criteria include that all nominees should have a reputation for integrity, honesty and adherence to high ethical standards. Criteria also include the nominee’s demonstrated business acumen, experience, commitment to our business and industry, and the ability to act in the best interests of all stockholders; including being willing and able to contribute positively to the decision making process. Nominees should not have, or appear to have, any conflicts of interest that would impair their ability to represent the interests of our stockholders. Ultimately, the nominations and corporate governance committee seeks nominees with a broad range of experience, professions, skills and backgrounds. The committee does not assign specific weights to any particular criteria and no particular criterion is necessarily applicable to all prospective nominees. While the committee does not have a formal policy in respect of diversity, the committee considers the value of diversity in respect of the Board’s overall composition.

Stockholders may recommend individuals to the nominations and corporate governance committee for consideration as potential director candidates by submitting their names, together with appropriate biographical information and background materials and a statement as to whether the stockholder or group of stockholders making the recommendation has beneficially owned more than 5% of our common stock for at least a year as of the date such recommendation is made, to our Nominations and Corporate Governance Committee, c/o Corporate Secretary, Bottomline Technologies, Inc., 325 Corporate Drive, Portsmouth, New Hampshire 03801. Assuming that appropriate biographical and background material has been provided on a timely basis, the committee will evaluate stockholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others.

Stockholders also have the right under our bylaws to directly nominate director candidates, without any action or recommendation on the part of the committee or the Board, by following the procedures set forth under “Stockholder Proposals for 2022 Annual Meeting.”

Since our last annual meeting of stockholders in 2020, the Board appointed three new members to the Board, effective November 8, 2021: Michael J. Curran, Philip J. Hilal and Larry A. Klane. Mr. Hilal and Mr. Klane were recommended as potential director nominees by our stockholders, Clearfield Capital Management LP (“Clearfield”) and Sachem Head Capital Management LP (“Sachem Head” and, together with Clearfield, the “Stockholders”), and Mr. Curran was recommended as a potential director nominee by our management and the Board. All three such directors were appointed to the Board, effective November 8, 2021, in accordance with the agreement with the Stockholders described below.

Agreement with Clearfield Capital Management and Sachem Head Capital Management

On October 20, 2021, we entered into an agreement (the “Agreement”) with Clearfield and Sachem Head. Pursuant to the terms of the Agreement, we agreed to, among other things (i) appoint Michael J. Curran as a Class II director for a term expiring at the annual meeting, (ii) appoint Larry A. Klane as a Class III director for a term expiring at our 2022 annual meeting of stockholders (the “2022 annual meeting”) and (iii) appoint Philip J. Hilal as a Class I director for a term expiring our 2023 annual meeting of stockholders, in each case effective on November 8, 2021. To enable the election to the Board of the new directors in accordance with the Agreement, the Board expanded the size of the Board from eight directors to eleven directors. Mr. Klane will serve as a member of the nominations and corporate governance committee and strategy committee. Mr. Hilal will serve as a member of the leadership development and compensation committee and both will serve on the newly formed strategy committee of the Board.

Pursuant to the Agreement, we also agreed, to nominate the current Class II directors, including Mr. Curran, for election at the annual meeting and to recommend and support the election of such nominees at the annual meeting.

The Agreement also provides that if Mr. Hilal and/or Mr. Klane cease to serve as a member of the Board prior to the earlier of (i) December 31, 2022 and (ii) the date that is thirty days prior to the last day pursuant to which stockholder nominations for directors elections are permitted pursuant to our second amended and restated by-laws (the “By-Laws”) with respect to the 2022 annual meeting (such earlier date, the “Expiration Date), the Stockholders are entitled, subject to certain conditions, to select another individual to be appointed to the Board.

Pursuant to the Agreement, we also agreed to propose, at the 2022 annual meeting, an amendment to the By-Laws to declassify the Board and provide for the annual election of directors starting at such annual meeting (the “Declassification Proposal”) and to recommend that our stockholders vote in favor of the Declassification Proposal.

The Stockholders also agreed to customary standstill provisions from the date of the Agreement until the Expiration Date (the “Standstill Period”). In addition, during the Standstill Period, the Stockholders are required to appear in person or by proxy at the annual meeting and vote all shares of common stock over which each Stockholder, its affiliates or associates has voting power in accordance with the Board’s recommendations with respect to the removal or election of directors, any advisory vote on executive compensation and the ratification of the appointment of our independent registered public accounting firm for the fiscal year ending June 30, 2022.

Communicating with the Directors

The Board will give appropriate attention to written communications that are submitted by stockholders and will respond if and as appropriate. The chairman of the Board is primarily responsible for monitoring communications from stockholders and for providing copies or summaries to the other directors as he considers appropriate.

Communications are forwarded to all directors if they relate to important substantive matters and include suggestions or comments that the chairman of the Board considers to be important for the directors to know. In general, communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters as to which we tend to receive repetitive or duplicative communications.

Stockholders who wish to send communications on any topic to the Board should address such communications to our Board of Directors c/o Corporate Secretary, Bottomline Technologies, Inc., 325 Corporate Drive, Portsmouth, New Hampshire 03801.

Code of Ethics

We have adopted a written code of ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. We have posted a current copy of the code under the Governance heading in the Investor section of our website, which is located at www.bottomline.com. In addition, we intend to post on our website all disclosures that are required by law or Nasdaq Stock Market listing standards concerning any amendments to, or waivers from, any provision of the code.

Delinquent Section 16(a) Reports

Based solely on our review of copies of reports filed by reporting persons pursuant to Section 16(a) of the Exchange Act, or written representations from reporting persons that no Form 5 filing was required for such persons, we believe that all filings required to be made by our reporting persons were timely made in accordance with the requirements of Section 16(a) of the Exchange Act, with the exception of one Form 4, which was filed late on August 17, 2021 on behalf of Mr. Eberle to report the forfeiture of 1,132 performance-based restricted shares.

Report of the Audit Committee of the Board of Directors

The audit committee oversees Bottomline’s financial reporting process on behalf of the Board of Directors. Management has responsibility for the preparation of Bottomline’s financial statements, for maintaining effective internal control over financial reporting, for assessing the effectiveness of internal control over financial reporting, and for maintaining an appropriate reporting process, including adequate systems of internal controls. In fulfilling its oversight responsibilities, the committee reviewed and discussed Bottomline’s audited financial statements and schedule for the fiscal year ended June 30, 2021 with management, including the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures contained in the financial statements and schedule.

The committee reviewed with Bottomline’s independent registered public accounting firm, Ernst & Young LLP, which is responsible for expressing an opinion as to the conformity of Bottomline’s audited financial statements and schedule with generally accepted accounting principles, the judgments of Ernst & Young LLP as to the quality, not just the acceptability, of Bottomline’s accounting principles and discussed with Ernst & Young LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC. In addition, the committee has received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young LLP’s communications with the audit committee concerning independence and has discussed with Ernst & Young LLP its independence from management and Bottomline, including the compatibility of any non-audit services with its independence. The Audit Committee has concluded that the provision of audit and non-audit services by Ernst & Young LLP to Bottomline and its affiliates is compatible with Ernst & Young LLP’s independence.

The committee also reviewed management’s report on its assessment of the effectiveness of Bottomline’s internal control over financial reporting and the independent registered public accounting firm’s report on the effectiveness of Bottomline’s internal control over financial reporting.

The committee discussed with Ernst & Young LLP the overall scope and plans for its audits. The committee meets with Ernst & Young LLP, with and without management present, to discuss the results of its examinations, its evaluations of Bottomline’s internal control over financial reporting, and the overall quality of Bottomline’s financial reporting. The committee held twelve meetings, including by telephone conference, during the fiscal year ended June 30, 2021.

Based on the reviews and discussions referred to above, the committee recommended to the Board of Directors that the audited financial statements and schedule be included in Bottomline’s annual report on Form 10-K for the fiscal year ended June 30, 2021 for filing with the SEC. The committee and the Board of Directors have also recommended, subject to stockholder ratification, the selection of Ernst & Young LLP as Bottomline’s registered independent public accounting firm for the fiscal year ending June 30, 2022.

By the Audit Committee of the Board of Directors of Bottomline Technologies, Inc.

Jeffrey C. Leathe, Chairman

Kenneth J. D’Amato

Paul H. Hough

Benjamin E. Robinson III

Principal Accounting Fees and Services

The following table discloses the fees that Ernst & Young LLP billed us for professional services rendered in each of the last two fiscal years.

Type of Fee	Fiscal Year Ended June 30, 2021	Fiscal Year Ended June 30, 2020
Audit Fees (1)	$1,397,030	$1,302,380
Audit-Related Fees (2)	$20,000	$115,000
Tax Fees (3)	$26,484	$9,096
All Other Fees (4)	$4,910	$7,200

(1)

Represents fees for professional services rendered in connection with the audit of our financial statements, statutory audits required internationally, and the audit of internal controls for the fiscal year indicated, audit procedures associated with businesses that we acquired, reviews of the financial statements included in each of our quarterly reports on Form 10-Q during the fiscal year indicated and services performed in connection with certain registration statements we filed.

(2)

Represents accounting and financial reporting consultations. For fiscal 2021 and fiscal 2020 these fees related primarily to services associated with our adoptions of the credit loss standard and leasing standard, respectively.

(3)	Represents fees for tax consulting services.
(4)	Represents fees for access to an accounting and financial reporting research tool.

Pre-Approval Policies and Procedures

The audit committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our registered public accounting firm. This policy generally provides that we will not engage our registered public accounting firm to render either audit or non-audit services unless the service is approved in advance by the audit committee or the engagement is entered into pursuant to one of the pre-approval procedures described below.

From time to time, the audit committee may pre-approve specified types of services that are expected to be provided to us by our registered public accounting firm. Any such pre-approval is detailed as to the particular service or type of services to be provided and is also generally subject to a maximum dollar amount.

The audit committee has also delegated to the chairman of the audit committee the authority to approve any audit or non-audit services to be provided to us by our registered public accounting firm. Any approval of services by the chairman of the audit committee pursuant to this delegated authority is reported to the full audit committee at its next quarterly meeting.

All of the services shown in the table above were approved by the audit committee in accordance with these pre-approval policies and procedures. The audit committee, in assessing the on-going independence of Ernst & Young LLP, also considers the relationship of non-audit fees to audit fees.

PROPOSAL 2—ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with the requirements of Section 14A of the Exchange Act (which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010) and related rules of the SEC, we are including a separate proposal to approve, on a non-binding, advisory basis, the compensation of those of our executive officers listed in the Summary Compensation Table appearing elsewhere in this proxy statement, or our named executive officers, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the SEC. At the 2017 Annual Meeting of Stockholders, stockholders approved, in a non-binding advisory basis, an annual advisory vote on executive compensation. In accordance with the results of this vote, our Board determined to implement an advisory vote on executive compensation every year until the next vote on the preferred frequency of advisory votes on executive compensation.

Our executive compensation program is designed to attract, retain and motivate the best possible executive talent and to align our executives’ incentives with our business objectives and the creation of stockholder value, and we believe it has successfully achieved these goals. Key features of our executive compensation program include:

•

use of restricted stock as a significant portion of our executives’ compensation, a portion of which requires the achievement of performance conditions in order to vest, which directly links executive and stockholder interests and rewards executives for sustained appreciation in our stock price while minimizing dilution to our stockholders;

•	a cash bonus program that is linked predominantly to corporate performance, including the achievement of financial, strategic and operational objectives;

•	executive salaries and cash bonuses that are competitive with similarly situated executive officers based on a peer group analysis that is updated annually; and

•

minimal use of executive-only perquisites (none of our executive officers receive, nor do we have any present plan to provide, payment for personal aircraft, financial planning, supplemental retirement plans, retirement benefits or deferred compensation arrangements (other than our 401(k) plan), country club dues, security services, estate or tax planning or split dollar life insurance policies).

We encourage you to read the Compensation Discussion and Analysis and compensation tables and narrative discussion in this proxy statement for additional details on our executive compensation program.

The vote on this proposal is not intended to address any specific element of compensation; rather, the vote relates to the compensation of our named executive officers as described in this proxy statement, in accordance with the compensation disclosure rules of the SEC. To the extent there is any significant vote against our named executive officer compensation as disclosed in this proxy statement, the leadership development and compensation committee will evaluate whether any actions are necessary to address the concerns of stockholders.

Based on the above, we request that you indicate your support for our executive compensation philosophy and practices by voting to approve, on a non-binding, advisory basis, the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation discussion and analysis, the compensation tables and any related material disclosed in the proxy statement for the 2021 Annual Meeting of Stockholders, is hereby APPROVED.”

As an advisory vote, the vote on this Proposal 2 is not binding upon the company and serves only as a recommendation to our Board. Nonetheless, the Board and our leadership development and compensation committee value the opinions expressed by stockholders and will consider the outcome of the vote when making future compensation decisions for our named executive officers.

The Board recommends a vote FOR Proposal 2.

PROPOSAL 3—RATIFICATION OF THE SELECTION OF REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee of our Board of Directors has selected Ernst & Young LLP as our registered public accounting firm for fiscal 2022, subject to ratification by our stockholders at the annual meeting. Ernst & Young LLP has served in this role since 1991. If our stockholders do not ratify the selection of Ernst & Young LLP, our audit committee will reconsider the matter.

A representative of Ernst & Young LLP, which served as our registered public accounting firm for fiscal 2021, is expected to be present at the annual meeting to respond to appropriate questions and to make a statement if he or she so desires. Even if the selection of Ernst & Young LLP is ratified, our audit committee may, in its discretion, select a different registered public accounting firm at any time during the year if our audit committee determines that such a change would be in the best interest of Bottomline and its stockholders.

The Board recommends a vote FOR Proposal 3.

STOCKHOLDER PROPOSALS FOR 2022 ANNUAL MEETING

Any proposal that a stockholder intends to present at the 2022 annual meeting of stockholders must be submitted to our principal executive offices at 325 Corporate Drive, Portsmouth, New Hampshire 03801, Attention: Corporate Secretary, no later than June 23, 2022 in order to be considered for inclusion in the proxy statement and proxy card relating to the 2022 annual meeting of stockholders. However, if the date of our 2022 annual meeting is prior to October 19, 2022 or after December 18, 2022, the deadline is 10 business days before we begin to print and mail our proxy materials for the 2022 annual meeting.

If a stockholder wishes to present a proposal at the 2022 annual meeting but has not complied with the requirements for inclusion of the proposal in our proxy materials pursuant to Rule 14a-8 under the Exchange Act, the stockholder must also give notice of the proposal to our corporate secretary at our principal executive offices. Our second amended and restated by-laws require that we be given advance written notice of stockholder nominations regarding election to our Board of Directors and certain other matters which stockholders wish to present for action at an annual meeting of stockholders (other than matters included in our proxy statement discussed above). We must receive this notice at least 60 days, but not more than 90 days, prior to the date of the 2022 annual meeting, which is expected to be November 17, 2022; provided that if less than 70 days’ notice or prior public disclosure of the date of the meeting is given to stockholders, such notice must instead be received no later than the tenth day following the date on which the notice of the meeting was mailed or such public disclosure was made, whichever occurs first. Our bylaws also specify requirements relating to the content of the notice which stockholders must provide, including for stockholder nominations for director, in order for such proposals or nominations to be properly presented at a stockholder meeting.

HOUSEHOLDING OF PROXY STATEMENT

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement or annual report may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of our annual report and/or proxy statement to you if you call or write us at the following address or phone number: Bottomline Technologies, Inc., 325 Corporate Drive, Portsmouth, New Hampshire 03801, Attention: Corporate Secretary, (603) 436-0700. If you would like to receive separate copies of the annual report and proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address and phone number.

OTHER MATTERS

Our Board of Directors knows of no other business that will be presented for consideration at the annual meeting other than that described above. Under our bylaws, the deadline for stockholders to notify us of any proposals or director nominations to be presented at the annual meeting has passed. However, if any other business should come before the annual meeting, it is the intention of the persons named in the enclosed proxy to vote, or otherwise act, in accordance with their best judgment on such matters.

We will bear the costs of soliciting proxies. In addition to solicitations by mail, our directors, officers and regular employees may, without additional remuneration, solicit proxies by telephone, telegraph, facsimile and personal interviews. We will also request brokerage houses, custodians, nominees and fiduciaries to forward copies of the proxy material to those persons for whom they hold shares and request instructions for voting the proxies. We will reimburse brokerage houses and other persons for their reasonable expenses in connection with this distribution. In addition, we have retained Mackenzie Partners, Inc. to act as a proxy solicitor in conjunction with the annual meeting, and have agreed to pay that firm $9,000, plus reasonable expenses, for proxy solicitation services.

We encourage you to attend the annual meeting in person. However, in order to make sure that you are represented at the annual meeting, if you are a stockholder of record we urge you to complete, sign and return the enclosed proxy card, in the enclosed postage-prepaid envelope, or vote by phone or internet according to the instructions on the proxy card, as promptly as possible. If the shares you own are held in “street name” by a bank or broker, please follow the voting instructions provided to you by your bank or broker. If you are a stockholder of record and attend the meeting in person, you may vote your stock personally even if you have sent in your proxy card or voted by phone or internet. If you hold your shares in street name and wish to vote in person at the annual meeting, please contact your bank or broker for instructions.

By order of the Board of Directors, /s/ Joseph L. Mullen
Joseph L. Mullen Chairman of the Board of Directors

October 21, 2021

Portsmouth, New Hampshire

000004 ENDORSEMENT_LINE______________ SACKPACK_____________ MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 C123456789 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. Your vote matters - here's how to vote! You may vote online or by phone instead of mailing this card. Votes submitted electronically must be received by November 18, 2021 at 11:59 A.M., local time. Online Go to www.envisionreports.com/EPAY or scan the QR code - login details are located in the shaded bar below. Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada Save paper, time and money! Sign up for electronic delivery at www.envisionreports.com/EPAY Annual Meeting Proxy Card 1234 5678 9012 345 IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. A Proposals - The Board of Directors recommends that you vote FOR all the nominees listed in Proposal 1 and FOR Proposals 2, 3 and 4. 1. Election of Class I Directors: + For Withhold For Withhold For Withhold 01 - Peter W. Gibson* 02-Joseph L. Mullen* 03 - Michael J. Curran* * Each to be elected as a Class II director of the Company to serve until the 2024 Annual Meeting of Stockholders. For Against Abstain For Against Abstain 2. Non-binding advisory vote to approve executive compensation. 3. Ratification of the selection of Ernst & Young LLP as the Company's registered public accounting firm for the current fiscal year. B Authorized Signatures - This section must be completed for your vote to count. Please date and sign below. Please sign exactly as your name(s) appear(s) hereon. All holders must sign. When signing as attorney, executor, administrator or other fiduciary, please give your full title as such. Joint owners should each sign personally. If a corporation, please sign in full corporate name, by authorized officer. If a partnership, please sign in partnership name by authorized person. Please be sure to sign and date this proxy below. Date (mm/dd/yyyy) Please print date below. Signature 1 - Please keep signature within the box. Signature 2 - Please keep signature within the box. C 1234567890J N T MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND 33BV 476914 MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND 03BIBD

Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/EPAY IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Proxy - BOTTOMLINE TECHNOLOGIES (de), INC. + PROXY FOR THE 2021 ANNUAL MEETING OF STOCKHOLDERS to be held on November 18, 2021 This Proxy is solicited on behalf of the Board of Directors of Bottomline Technologies, Inc. You hereby authorize Joseph L. Mullen, Robert A. Eberle, and Richard D Booth, or any of them, with full power of substitution, as Proxies to represent and vote all of your shares of common stock of Bottomline Technologies, Inc. that you are entitled to vote at the 2021 Annual Meeting of Stockholders of the company to be held on Thursday, November 18, 2021 or at any postponement or adjournment of that meeting. You hereby revoke all proxies previously given. This proxy, when properly executed, will be voted in the manner that you direct on this proxy card. If no such directions are given, the Proxies will vote your shares in accordance with the recommendations of the Board of Directors set forth on this proxy card. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Annual Meeting. Please vote, date and sign on the reverse side of this proxy card and return it promptly in the enclosed postage pre-paid envelope. CONTINUED AND TO BE SIGNED ON REVERSE SIDE SEE REVERSE SIDE C Non-Voting Items Change of Address - Please print new address below. Comments - Please print your comments below.